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                                                                  EXHIBIT 10(JJ)

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                       AMENDED AND RESTATED PUT AGREEMENT



                                      among



                   STATE AUTOMOBILE MUTUAL INSURANCE COMPANY,

                        STATE AUTO FINANCIAL CORPORATION,



                                       and



                                  BANK ONE, NA,
                                    as Agent



                          Dated as of November 16, 2001


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                       AMENDED AND RESTATED PUT AGREEMENT


                  This Amended and Restated Put Agreement, dated as of November 16, 2001, is among State Automobile Mutual Insurance Company, a mutual insurance company duly organized and validly existing under the laws of the State of Ohio ("STATE AUTO MUTUAL"), State Auto Financial Corporation, a corporation duly organized and validly existing under the laws of the State of Ohio ("STATE AUTO FINANCIAL" and, together with State Auto Mutual, the "STATE AUTO OBLIGORS"), and Bank One, NA, as agent (in such capacity, together with its successors in such capacity, the "AGENT") for the Lenders party to the Credit Agreement referred to below.

                                    RECITALS:

                  A. SAF Funding Corporation (the "BORROWER"), the lenders party thereto from time to time (the "LENDERS") and the Agent have entered into that certain Credit Agreement, dated as of November 19, 1999 (as heretofore amended, the "EXISTING CREDIT AGREEMENT").

                  B. To induce the Lenders to enter into the Credit Agreement, the State Auto Obligors and the Agent entered into that certain Put Agreement dated as of November 19, 1999 (the "EXISTING PUT AGREEMENT").

                  C. Substantially concurrently herewith, the Borrower, the Lenders and the Agent are entering into that certain Amended and Restated Credit Agreement (the Existing Credit Agreement, as so amended and restated and as further modified and supplemented from time to time, is hereinafter referred to as the "CREDIT AGREEMENT"), which agreement amends and restates the Existing Credit Agreement.

                  D. In connection with the aforementioned amendment, the State Auto Obligors and the Agent desire to amend and restate the Existing Put Agreement as set forth herein.

                  NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend and restate the Existing Put Agreement as follows:

                                   ARTICLE I

                                   DEFINITIONS
                                   -----------

                  1.1 DEFINITIONS AND ACCOUNTING TERMS. Capitalized terms used but not defined herein shall have the respective meanings, assigned to such terms in the Credit Agreement. In addition, as used herein, the following terms shall have the following meanings (all terms defined in this SECTION 1.1 or in other provisions of this Agreement in the singular to have the same meanings when used in the plural and VICE VERSA):

                  "AFFILIATE" shall mean any Person that directly or indirectly controls, or is under common control with, or is controlled by, State Auto Mutual. As used in this definition,


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"CONTROL" (including, with its correlative meanings, "CONTROLLED BY" and "UNDER
COMMON CONTROL WITH") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), PROVIDED that, in any event, any Person that owns directly or indirectly securities having 5% or more of the voting power for the election of directors or other governing body of a corporation or 5% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person. Notwithstanding the foregoing, (a) no individual shall be an Affiliate solely by reason of his or her being a director, officer or employee of State Auto Mutual or any of its Subsidiaries and (b) State Auto Mutual and its Subsidiaries shall not be deemed to be Affiliates of one another.

                  "AGREEMENT ACCOUNTING PRINCIPLES" means generally accepted accounting principles as in effect from time to time.

                  "APPLICABLE INSURANCE REGULATORY AUTHORITY" shall mean, when used with respect to any Insurance Entity, the insurance department or similar administrative authority or agency located in the State in which such Insurance Entity is domiciled.

                  "ASSUMED REINSURANCE" shall mean reinsurance assumed by any Insurance Entity from another Person (other than from another Insurance Entity).

                  "CAPITAL EXPENDITURES" shall mean, for any period, expenditures (including, without limitation, the aggregate amount of Capital Lease Obligations incurred during such period) made by State Auto Mutual or any of its Subsidiaries to acquire or construct fixed assets, plant and equipment (including renewals, improvements and replacements, but excluding repairs) during such period computed in accordance with Agreement Accounting Principles.

                  "CEDED REINSURANCE" shall mean reinsurance ceded by any Insurance Entity to any other Person (other than to another Insurance Entity), other than Surplus Relief Reinsurance.

                  "ENVIRONMENTAL CLAIM" shall mean, with respect to any Person, any written or oral notice, claim, demand or other communication (collectively, a "CLAIM") by any other Person alleging or asserting such Person's liability for investigatory costs, cleanup costs, governmental response costs, damages to natural resources or other Property, personal injuries, fines or penalties arising out of, based on or resulting from (a) the presence, or Release into the environment, of any Hazardous Material at any location, whether or not owned by such Person, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law. The term "Environmental Claim" shall include, without limitation, any claim by any governmental authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and any claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence of Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

                  "ENVIRONMENTAL LAWS" shall mean any and all present and future Federal, state, local and foreign laws, rules or regulations, and any orders or decrees, in each case as now or

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hereafter in effect, relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes into the indoor or outdoor environment, including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes.

                  "EQUITY PUBLIC OFFERING" shall mean a public issuance or sale by State Auto Mutual or any of its Material Subsidiaries after the Closing Date pursuant to a registration statement filed under the Securities Act of 1933, as amended, of any common stock.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

                  "ERISA AFFILIATE" shall mean any corporation or trade or business that is a member of any group of organizations (a) described in Section 414(b) or (c) of the Code of which State Auto Mutual is a member and (b) solely for purposes of potential liability under Section 302(c)(11) of ERISA and
Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which State Auto Mutual is a member.

                  "EXCLUDED TAXES" means, in the case of each Lender or applicable Lending Installation and the Agent, taxes imposed on its overall net income, and franchise taxes imposed on it, by (a) the jurisdiction under the laws of which such Lender or the Agent is incorporated or organized or (b) the jurisdiction in which the Agent's or such Lender's principal executive office or such Lender's applicable Lending Installation is located.

                  "FARMERS CASUALTY" means Farmers Casualty Insurance Company, an Iowa domiciled property and casualty insurance company.

                  "FIXED CHARGE COVERAGE RATIO" means the ratio of (a) the sum of (i) the greater of (A) 10% of the aggregate amount of statutory capital and surplus of each Subsidiary of State Auto Financial which is engaged in the insurance business as of the most recently ended calendar year (determined without duplication in accordance with SAP) or (B) the aggregate net income earned by each Subsidiary of State Auto Financial which is engaged in the insurance business for the most recently ended four fiscal quarters (determined without duplication in accordance with SAP), PLUS (ii) cash on hand at State Auto Financial at the end of the most recently ended fiscal quarter, PLUS (iii) the aggregate net income of each Subsidiary of State Auto Financial which is not engaged in the insurance business for the most recently ended four fiscal quarters (determined without duplication in accordance with Agreement Accounting Principles) to (b) the sum of (i) interest payments on the Loans for the most recent four quarters, PLUS (ii) scheduled principal amortization payments on the Loans for the four fiscal quarters following the date of determination.

                  "HAZARDOUS MATERIAL" shall mean, collectively, (a) any petroleum or petroleum products, flammable materials, explosives, radioactive materials, asbestos, urea formaldehyde


                                      -3-
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foam insulation, and transformers or other equipment that contain polychlorinated biphenyls ("PCB'S"), (b) any chemicals or other materials or substances that are now or hereafter become defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous wastes", "restricted hazardous wastes", "toxic substances", "toxic pollutants", "contaminants", "pollutants" or words of similar import under any Environmental Law and (c) any other chemical or other material or substance, exposure to which is now or hereafter prohibited, limited or regulated under any Environmental Law.

                  "INDEBTEDNESS" shall mean, for any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within 90 days of the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (e) Capital Lease Obligations of such Person; and (f) Indebtedness of others Guaranteed by such Person; PROVIDED that Indebtedness shall not include (i) obligations with respect to insurance policies, annuities, guaranteed investment contracts and similar products underwritten by, or Reinsurance Agreements or Retrocession Agreements entered into by, an Insurance Entity in the ordinary course of its business and (ii) obligations with respect to Surplus Relief Reinsurance ceded by an Insurance Entity.

                  "INSURANCE ENTITY" shall mean, collectively, State Auto Mutual and the Subsidiaries of State Auto Mutual licensed to underwrite property and casualty insurance.

                  "INTERCOMPANY POOLING ARRANGEMENT" shall mean the pooling arrangement among State Auto Mutual, State Auto P&C, Milbank, Midwest Security, Farmers Casualty and State Auto Insurance pursuant to which (a) State Auto P&C cedes to State Auto Mutual all of its insurance business, (b) Milbank cedes to State Auto Mutual its property and casualty insurance business, (c) Midwest Security cedes to State Auto Mutual its property and casualty insurance business, (d) Farmers Casualty cedes to State Auto Mutual its property and casualty insurance business, (e) State Auto Insurance cedes to State Auto Mutual its property and casualty insurance business and (f) State Auto Mutual retains its property and casualty insurance business, whereupon all such businesses are pooled and a portion thereof is then ceded from State Auto Mutual to each of State Auto P&C, Milbank, Midwest Security, Farmers Casualty and State Auto Insurance and the balance thereof is retained by State Auto Mutual, as such arrangement may be modified and supplemented and in effect from time to time.

                  "INTEREST RATE PROTECTION AGREEMENT" shall mean, for any Person, an interest rate swap, cap or collar agreement or similar arrangement between such Person and one or more financial institutions providing for the transfer or mitigation of interest risks either generally or under specific contingencies. For purposes hereof, the "CREDIT EXPOSURE" at any time of any Person under an Interest Rate Protection Agreement to which such Person is a party shall be


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determined at such time in accordance with the standard methods of calculating credit exposure under similar arrangements as prescribed from time to time by the Agent, taking into account potential interest rate movements and the respective termination provisions and notional principal amount and term of such Interest Rate Protection Agreement.

                  "INVESTMENT" shall mean, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person or any agreement to make any such acquisition (including, without limitation, any "short sale" or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) the making of any deposit with, or advance, loan or other extension of credit or capital contribution to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person), but excluding any such advance, loan or extension of credit having a term not exceeding 90 days arising in connection with the sale of inventory or supplies by such Person in the ordinary course of business; (c) the entering into of any Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person; or (d) the entering into of any Interest Rate Protection Agreement.

                  "LICENSE" shall have the meaning assigned to such term in
SECTION 3.17 hereof.

                  "MATERIAL ADVERSE EFFECT" shall mean a material adverse effect on (a) the Property, business, operations, financial condition, prospects, liabilities or capitalization of State Auto Mutual and its Subsidiaries taken as a whole, (b) the ability of State Auto Mutual to perform its obligations under this Agreement, (c) the validity or enforceability of any of the Basic Documents or (d) the rights and remedies of the Lenders and the Agent under any of the Basic Documents.

                  "MATERIAL SUBSIDIARY" shall mean, as at any time, any of State Auto Financial, State Auto P&C, Milbank, State Auto National Insurance Company, and any other Subsidiary of State Auto Mutual that holds, directly or indirectly, more than 5% of the consolidated assets of State Auto Mutual and its Subsidiaries at such time or that accounts for more than 5% of the consolidated revenues of State Auto Mutual and its Subsidiaries at such time.

                  "MIDWEST SECURITY" means Midwest Security Insurance Company, a Wisconsin domiciled property and casualty insurance company.

                  "MILBANK" shall mean Milbank Insurance Company, a South Dakota domiciled property and casualty insurance company.

                  "MULTIEMPLOYER PLAN" shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been made by State Auto Mutual or any ERISA Affiliate and that is covered by Title IV of ERISA.

                  "NAIC" shall mean the National Association of Insurance Commissioners and any successor thereto.


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                  "NET AVAILABLE PROCEEDS" shall mean, with respect to any
Equity Public Offering, the aggregate amount of all cash received by State Auto Mutual and its Material Subsidiaries in respect of such Equity Public Offering net of reasonable expenses incurred by State Auto Mutual and its Material Subsidiaries in connection therewith.

                  "OBLIGATIONS" shall have the meaning assigned to such term in
SECTION 2.4 hereof.

                  "OTHER TAXES" is defined in SECTION 2.7(b).

                  "PBGC" shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

                  "PLAN" shall mean an employee benefit or other plan established or maintained by State Auto Mutual or any ERISA Affiliate and that is covered by Title IV of ERISA, other than a Multiemployer Plan.

                  "PLEDGED STOCK" shall mean the Preferred Stock pledged pursuant to the Company Pledge Agreement to the Agent for the benefit of the Lenders and all related rights in connection therewith.

                  "PREMIUM TO SURPLUS RATIO" shall mean, with respect to any Person as at any date of determination thereof, the ratio (determined with respect to such Person and its Subsidiaries in accordance with SAP) of (a) net premiums written during the four consecutive calendar quarters ending on or most recently ended prior to such date of determination to (b) Statutory Surplus as at the last day of the calendar quarter ending on or most recently ended prior to such date of determination.

                  "PUT EVENT" shall mean one or more of the following events shall have occurred and be continuing:

                  (a) a Default;

                  (b) either State Auto Obligor shall default in the payment when due of any amount payable by it hereunder or State Auto Financial shall default in the payment when due of any amount payable by it under the Standby Purchase Agreement;

                  (c) State Auto Mutual or any of its Material Subsidiaries shall default in the payment when due of any principal of or interest on any of its other Indebtedness aggregating $5,000,000 or more; or any event specified in any note, agreement, indenture or other document evidencing or relating to any such Indebtedness shall occur if the effect of such event is to cause, or (with the giving of any notice or the lapse of time or both) to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, such Indebtedness to become due, or to be prepaid in full (whether by redemption, purchase, offer to purchase or otherwise), prior to its stated maturity or to have the interest rate thereon reset to a level so that securities evidencing such Indebtedness trade at a level specified in relation to the par value thereof; or State Auto Mutual or any of its Material Subsidiaries shall default in the payment when due of any amount aggregating $10,000,000 or more under any Interest Rate Protection


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         Agreement; or State Auto Mutual or any of its Material Subsidiaries
         shall default under any Interest Rate Protection Agreement if the effect of such default is to cause, or (with the giving of any notice or the lapse of time or both) to permit, termination or liquidation payment or payments by State Auto Mutual or any of its Material Subsidiaries aggregating $5,000,000 or more to become due;

                  (d) any representation, warranty or certification made or deemed made herein or in any other Basic Document (or in any modification or supplement hereto or thereto) by either State Auto Obligor party thereto, or any certificate furnished to any Lender or the Agent pursuant to the provisions hereof or thereof, shall prove to have been false or misleading as of the time made or furnished in any material respect;

                  (e) State Auto Mutual shall default in the performance of any of its obligations under any of SECTIONS 4.5 through 4.9 or 4.12 through 4.17 hereof, State Auto Financial shall default in the performance of any of its obligations under the Standby Purchase Agreement; or either State Auto Obligor shall default in the performance of any of its other obligations under this Agreement and such default shall continue unremedied for a period of 30 or more days after the occurrence of such default;

                  (f) State Auto Mutual or any of its Material Subsidiaries shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due;

                  (g) State Auto Mutual or any of its Material Subsidiaries shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator of itself or of all or a substantial part of its Property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Bankruptcy Code, (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code or
         (vi) take any corporate action for the purpose of effecting any of the foregoing;

                  (h) a proceeding or case shall be commenced, without the application or consent of State Auto Mutual or any of its Material Subsidiaries, in any court of competent jurisdiction, seeking (i) its reorganization, liquidation, dissolution, arrangement or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a receiver, custodian, trustee, examiner, liquidator or the like of State Auto Mutual or such Material Subsidiary or of all or any substantial part of its Property or (iii) similar relief in respect of State Auto Mutual or such Material Subsidiary under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 or more days; or an order for relief against State Auto Mutual or such Material Subsidiary shall be entered in an involuntary case under the Bankruptcy Code;


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                  (i) any Applicable Insurance Regulatory Authority shall
         appoint a rehabilitator, receiver, custodian, trustee, conservator or liquidator or the like (collectively, a "CONSERVATOR") for any Insurance Entity, or cause possession of all or any substantial portion of the property of any Insurance Entity to be taken by any conservator (or any Insurance Regulatory Authority shall commence any action to effect any of the foregoing);

                  (j) a final judgment or judgments for the payment of money of $10,000,000 or more in the aggregate (exclusive of judgment amounts fully covered by insurance where the insurer has admitted liability in respect of such judgment) or of $25,000,000 or more in the aggregate (regardless of insurance coverage) shall be rendered by one or more courts, administrative tribunals or other bodies having jurisdiction against State Auto Mutual or any of its Subsidiaries and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within 30 days from the date of entry thereof and State Auto Mutual or the relevant Material Subsidiary shall not, within said period of 30 days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal;

                  (k) an event or condition specified in SECTION 4.1(j) hereof shall occur or exist with respect to any Plan or Multiemployer Plan and, as a result of such event or condition, together with all other such events or conditions, State Auto Mutual or any ERISA Affiliate shall incur or in the opinion of the Required Lenders shall be reasonably likely to incur a liability to a Plan, a Multiemployer Plan or the PBGC (or any combination of the foregoing) that, in the determination of the Required Lenders, would (either individually or in the aggregate) have a Material Adverse Effect;

                  (l) a reasonable basis shall exist for the assertion against State Auto Mutual or any of its Subsidiaries, or any predecessor in interest of State Auto Mutual or any of its Subsidiaries or Affiliates, of (or there shall have been asserted against State Auto Mutual or any of its Subsidiaries) an Environmental Claim that, in the judgment of the Required Lenders is reasonably likely to be determined adversely to State Auto Mutual or any of its Subsidiaries, and the amount thereof (either individually or in the aggregate) is reasonably likely to have a Material Adverse Effect (insofar as such amount is payable by State Auto Mutual or any of its Subsidiaries but after deducting any portion thereof that is reasonably expected to be paid by other creditworthy Persons jointly and severally liable therefor);

                  (m) during any period of (i) 12 consecutive months if no Loans are outstanding or (ii) 25 consecutive months if any Loans are outstanding, a majority of the Board of Directors of State Auto Mutual, State Auto Financial or State Auto P&C, as the case may be, shall no longer be composed of individuals (x) who were members of said Board on the first day of such period, (y) whose election or nomination to said Board was approved by individuals referred to in clause (x) above constituting at the time of such election or nomination at least a majority of said Board or (z) whose election or nomination to said Board was approved by individuals referred to in clauses (x) and (y) above constituting at the time of such election or nomination at least a majority of said Board;


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

                  (n) except for expiration in accordance with its terms, any material provision of this Agreement or the Standby Purchase Agreement shall for whatever reason be terminated or cease to be in full force and effect without the consent of the Lenders as specified in Section
         10.17 of the Credit Agreement, or the validity or enforceability thereof shall be contested by either State Auto Obligor;

                  (o) any "person" or "group" of "persons" (within the meaning of Section 13(d) of the Securities and Exchange Act of 1934, as amended) shall have the power, directly or indirectly, to vote or direct the voting of a greater number of the voting capital stock issued by State Auto Financial than State Auto Mutual; or State Auto Financial shall fail to own and control, beneficially (free and clear of all Liens), all of the capital stock issued by State Auto P&C (in each case irrespective of whether or not at the time securities or other ownership interests issued by State Auto Financial or State Auto P&C, as the case may be, or any other class or classes might have voting power by reason of the happening of any contingency); or

                  (p) the rating published by A.M. Best & Co. for (i) State Auto Mutual shall be less than (x) "A", at any time prior to the date of the occurrence of the catastrophe relating to the initial Loans under the Credit Agreement, (y) "B+", at any time during the period commencing on the first anniversary of the date of the occurrence of such catastrophe to but excluding the fourth anniversary thereof, and (z) "A-", at any time thereafter, or (ii) State Auto P&C shall be less than "A" at any time prior to the date of the occurrence of such catastrophe.

                  "PUT NOTICE" shall mean an instrument executed by the Agent substantially in the form of EXHIBIT A hereto.

                  "PUT PURCHASE DATE" shall mean the date specified in a Put Notice as the date on which State Auto Mutual shall purchase all of the Loans or the Pledged Stock, as specified therein.

                  "REINSURANCE AGREEMENT" shall mean any agreement, contract, treaty or other arrangement providing for Ceded Reinsurance by any Insurance Entity or any Subsidiary of such Insurance Entity.

                  "RELEASE" shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata.

                  "RETROCESSION AGREEMENT" shall mean any agreement, contract, treaty or other arrangement (other than Surplus Relief Reinsurance) whereby any Insurance Entity or any Subsidiary of such Insurance Entity cedes reinsurance to other insurers (other than to another Insurance Entity or any of its Subsidiaries).

                  "RISK-BASED CAPITAL RATIO" shall mean, with respect to any Person as at any date of determination thereof, the ratio of (a) Total Adjusted Capital (as defined by the NAIC) for such Person as at such date of determination to (b) Authorized Control Level Risk-Based Capital (as defined by the NAIC) for such Person as at such date of determination.

                  "SAP" shall mean, with respect to any Insurance Entity, the accounting procedures and practices prescribed or permitted by the Applicable Insurance Regulatory Authority, applied on a basis consistent with those that, in accordance with the last sentence of SECTION 1.2(a) hereof, are to be used in making the calculations for purposes of determining compliance with this Agreement.

                  "STATE AUTO INSURANCE" means State Auto Insurance Company, an Ohio corporation.

                  "STATE AUTO P&C" shall mean State Auto Property and Casualty Insurance Company, a South Carolina corporation.

                  "STATUTORY STATEMENT" shall mean, as to any Insurance Entity, a statement of the condition and affairs of such Insurance Entity, prepared in accordance with statutory accounting practices required or permitted by the Applicable Insurance Regulatory Authority, and filed with the Applicable Insurance Regulatory Authority.

                  "STATUTORY SURPLUS" shall mean, as at any date for any Insurance Entity, the aggregate amount of surplus as regards policyholders (determined without duplication in accordance with SAP) of such Insurance Entity.

                  "SURPLUS RELIEF REINSURANCE" shall mean any transaction in which any Insurance Entity or any Subsidiary of such Insurance Entity cedes business under a reinsurance agreement that would be considered a "financing-type" reinsurance agreement as determined by the independent certified public accountants of State Auto Mutual in accordance with principles published by the Financial Accounting Standards Board or the Second Edition of the AICPA Audit Guide for Stock Life Insurance Companies (pp. 91-92), as the same may be revised from time to time.

                  "TAXES" means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but EXCLUDING Excluded Taxes and Other Taxes.

                  "TAX SHARING AGREEMENT" shall mean any tax sharing or allocation agreement to which State Auto Mutual or any of its Subsidiaries is a party and all tax indemnity agreements as to which State Auto Mutual or any of its Subsidiaries is the beneficiary or obligor.

                  "WHOLLY OWNED SUBSIDIARY" shall mean, with respect to any Person, any corporation, partnership or other entity of which all of the equity securities or other ownership interests (other than, in the case of a corporation, directors' qualifying shares) are directly or indirectly owned or controlled by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

                  1.2 ACCOUNTING TERMS AND DETERMINATIONS.

                  (a) Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Agent hereunder shall (unless otherwise disclosed to the Agent in writing at the time of delivery thereof in the manner described in subsection (b) below) be prepared, in accordance with Agreement Accounting Principals or with statutory accounting practices applied on a basis consistent with those used in the preparation of the latest financial statements furnished to the Agent hereunder (which, prior to the delivery of the first financial statements under SECTION
4.1 hereof, shall mean the audited, or annual statutory, financial statements as at December 31, 2000 referred to in SECTION 3.2 hereof). All calculations made for the purposes of determining compliance with this Agreement shall (except as otherwise expressly provided herein) be made by application of Agreement Accounting Principles or with statutory accounting practices applied on a basis consistent with those used in the preparation of the latest annual or quarterly financial statements furnished to the Agent pursuant to SECTION 4.1 hereof (or, prior to the delivery of the first financial statements under SECTION 4.1 hereof, used in the preparation of the audited, or annual statutory, financial statements as at December 31, 2000 referred to in SECTION 3.2 hereof) unless (i) State Auto Mutual shall have objected to determining such compliance on such basis at the time of delivery of such financial statements or (ii) the Required Lenders (through the Agent) shall so object in writing within 30 days after delivery of such financial statements, in either of which events such calculations shall be made on a basis consistent with those used in the preparation of the latest financial statements as to which such objection shall not have been made (which, if objection is made in respect of the first financial statements delivered under SECTION 4.1 hereof, shall mean the audited, or annual statutory, financial statements referred to in SECTION 3.2 hereof).

                  (b) State Auto Mutual shall deliver to the Agent at the same time as the delivery of any annual or quarterly financial statement under
SECTION 4.1 hereof (i) a description in reasonable detail of any material variation between the application of accounting principles, or statutory accounting practices, employed in the preparation of such statement and the application of accounting principles, or statutory accounting practices, employed in the preparation of the next preceding annual or quarterly financial statements as to which no objection has been made in accordance with the last sentence of subsection (a) above and (ii) reasonable estimates of the difference between such statements arising as a consequence thereof.

                  (c) To enable the ready and consistent determination of compliance with the covenants set forth in ARTICLE IV hereof, State Auto Mutual will not change the last day of its fiscal year from December 31, or the last days of the first three fiscal quarters in each of its fiscal years from March 31, June 30 and September 30 of each year, respectively.


                                   ARTICLE II

                                       PUT
                                       ---

                  2.1 PUT. At any time after the occurrence and during the continuance of a Put Event, the Agent may (with the approval of the Required Lenders but not otherwise), by delivering to State Auto Mutual a Put Notice, require State Auto Mutual to purchase (a) from each Lender, all (but not less than all) of such Lender's Loans, Notes and Commitment or (b) from the Agent, all (but not less than all) of the Pledged Stock. In the event that a Put Event has occurred and the Agent (with the consent of the Required Lenders) has elected to deliver a Put Notice, it shall first attempt to require State Auto Mutual to purchase the Pledged Stock; PROVIDED that if the Agent shall not be able, promptly (and in any event within 5 Business Days of any such election) after the occurrence of such Put Event, to sell the Pledged Stock to State Auto Mutual as contemplated hereby, it may deliver a Put Notice requiring the purchase of each Lender's Loans, Notes and Commitments.

                  2.2 PURCHASE OF LOANS.

                  (a) If such Put Notice requires that State Auto Mutual purchase each Lender's Loans, Notes and Commitment, then, on the Put Purchase Date specified in such Put Notice (which Put Purchase Date shall be at least three Business Days after the date of delivery of such Put Notice), (i) State Auto Mutual shall purchase from each Lender, and each Lender shall sell, assign and transfer to State Auto Mutual, all of such Lender's Loans, Notes and Commitment, as specified in such Put Notice and (ii) State Auto Mutual shall pay to the Agent for account of each Lender an aggregate amount equal to the sum of
(x) the aggregate outstanding principal amount of Loans of such Lender PLUS (y) all accrued and unpaid interest thereon to the Put Purchase Date PLUS (z) all other amounts then payable to such Lender under the Basic Documents in respect thereof (including all amounts that would be payable under Section 3.4 of the Credit Agreement as if such portion of such Lender's Loans were being prepaid on the Put Purchase Date) (such amounts to be determined by the Agent and notified in writing by the Agent to State Auto Mutual prior to such Put Purchase Date). Upon the occurrence of any Put Event referred to in clause (g), (h) or (i) of the definition of such term in SECTION 1.1 hereof, State Auto Mutual shall automatically and without any action (including, without limitation the giving of notice) on the part of any other Person be required to purchase the entire principal amount of the Loans then outstanding.

                  (b) Such sale, assignment and transfer shall be without recourse to each Lender and without representation and warranty by such Lender, except that such Lender will represent and warrant to State Auto Mutual that, on the Put Purchase Date, such Lender is the legal and beneficial owner of such portion of such Lender's Loans, Notes and Commitment so sold, assigned and transferred, free and clear of any adverse claim. Upon such sale, assignment and transfer and to the extent thereof, State Auto Mutual shall have the obligations, rights and benefits of a "Lender" under the Credit Agreement holding the Commitment and Loans so sold, assigned and transferred and each Lender shall be released from the Commitment so sold, assigned and transferred.

                  2.3 PURCHASE OF PLEDGED STOCK. If such Put Notice requires that State Auto Mutual purchase the Pledged Stock, then, on the Put Purchase Date specified in such Put Notice (which Put Purchase Date shall be at least three Business Days after the date of delivery of such Put Notice), (a) State Auto Mutual shall purchase from the Agent, and the Agent shall sell, assign and transfer to State Auto Mutual, the Pledged Stock, (b) State Auto Mutual shall pay to the Agent, for account of the Lenders, an amount equal to the aggregate liquidation preference of such Pledged Stock and all accrued but unpaid dividends thereon (such amount to be determined by the Agent and notified in writing by the Agent to State Auto Mutual prior to such Put

Purchase Date) and (c) the Agent shall apply such amount to the payment of the Obligations owing to the Lenders under the Credit Documents.

                  2.4 OBLIGATIONS UNCONDITIONAL. The obligations of State Auto Mutual under SECTIONS 2.1, 2.2, 2.3 and 5.3 hereof are absolute, unconditional and irrevocable, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of the Borrower or any other Person under the Credit Agreement, the Notes, the Pledge Agreements or any other agreement or instrument referred to therein (collectively, the "OBLIGATIONS"), or any substitution, release or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense available to State Auto Mutual, it being the intent of this SECTION 2.4 that the obligations of State Auto Mutual hereunder shall be absolute, unconditional and irrevocable under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of State Auto Mutual hereunder which shall remain absolute, unconditional and irrevocable as described above:

                  (a) at any time or from time to time, without notice to State Auto Mutual, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

                  (b) any of the acts mentioned in any of the provisions of the Credit Agreement, the Notes, the Pledge Agreements or any other agreement or instrument referred to therein shall be done or omitted;

                  (c) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement, the Notes, the Pledge Agreements or any other agreement or instrument referred to therein shall be waived or any guarantee of any of the Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or

                  (d) any change in the financial condition (including, without limitation, insolvency or bankruptcy) of the Borrower.

State Auto Mutual hereby expressly waives all of the defenses referred to above and diligence, presentment, demand of payment, protest and all notices whatsoever (other than the Put Notice), and any requirement that the Agent or any Lender exhaust any right, power or remedy or proceed against the Borrower under the Credit Agreement, the Notes, the Pledge Agreements or any other agreement or instrument referred therein, or against any other Person under any other guarantee of, or security for, any of the Obligations.

                  2.5 REINSTATEMENT. If for any reason any payment received by the Agent in respect of any of the Obligations prior to the consummation by State Auto Mutual of a purchase contemplated by SECTION 2.2 or 2.3 hereof is rescinded or must be otherwise restored by any Lender for any reason, whether as a result of any proceedings in bankruptcy, insolvency or reorganization or otherwise, following the consummation of such purchase, State Auto shall purchase from such Lender, and such Lender shall sell, assign and transfer to State Auto Mutual, all of the right, title and interest of such Lender in and to the payment so rescinded or otherwise restored, and upon such sale, assignment and transfer, State Auto Mutual shall pay to such Lender an amount equal to the payment so rescinded or otherwise restored. State Auto Mutual hereby agrees that it will indemnify the Agent and such Lender on demand for all reasonable costs and expenses (including, without limitation, fees of counsel) incurred by the Agent or such Lender in connection with such rescission or restoration.

                  2.6 PAYMENTS.

                  (a) Except to the extent otherwise provided herein, all payments to be made by State Auto Mutual under this Agreement shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Agent at an account designated by the Agent to State Auto Mutual in writing, not later than 12:00 noon (Chicago time) time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business
Day).

                  (b) The Agent may (but shall not be obligated to) debit the amount of any such payment that is not made by such time to any ordinary deposit account of State Auto Mutual with the Agent (with notice to State Auto Mutual), PROVIDED that the Agent's failure to give such notice shall not affect the validity thereof.

                  2.7 TAXES. (a) All payments by State Auto Mutual to or for the account of any Lender or the Agent hereunder shall be made free and clear of and without deduction for any and all Taxes. If State Auto Mutual shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Agent, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this SECTION 2.7) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) State Auto Mutual shall make such deductions,
(iii) State Auto Mutual shall pay the full amount deducted to the relevant authority in accordance with applicable law and (iv) State Auto Mutual shall furnish to the Agent the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.

                  (b) In addition, State Auto Mutual hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution or delivery of, or otherwise with respect to, this Agreement ("OTHER TAXES").

                  (c) State Auto Mutual hereby agrees to indemnify the Agent and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this
SECTION 2.7) paid by the Agent or such Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within 30 days of the date the Agent or such Lender makes demand therefor.

                  (d) For any period during which a Lender that is not incorporated under the laws of the United States of America or a state thereof (each a "NON-U.S. LENDER") has failed to provide the Borrower with an appropriate form pursuant to Section 3.5(d) of the Credit Agreement (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this SECTION 2.7 with respect to Taxes imposed by the United States; PROVIDED that, should a Non-U.S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under Section 3.5(d) of the Credit Agreement, State Auto Mutual shall take such steps as such Non-U.S. Lender shall reasonably request to assist such Non-U.S. Lender to recover such Taxes.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES


                  Each State Auto Obligor represents and warrants (with respect to itself and its Subsidiaries only) to the Agent and the Lenders that:

                  3.1 CORPORATE EXISTENCE. Each of such State Auto Obligor and its Material Subsidiaries: (a) is a corporation, partnership or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; (b) has all requisite corporate or other power, and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted; and (c) is qualified to do business and is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify could (either individually or in the aggregate) have a Material Adverse Effect.

                  3.2 FINANCIAL CONDITION.

                  (a) State Auto Mutual has heretofore furnished to each of the Lenders consolidated balance sheets of State Auto Financial and its Subsidiaries as at December 31, 2000 and the related consolidated statements of income, retained earnings and cash flows of State Auto Financial and its Subsidiaries for the fiscal year ended on said date, with the opinion thereon of Ernst & Young LLP, and the unaudited consolidated balance sheets of State Auto Financial and its Subsidiaries as at June 30, 2001 and the related consolidated statements of income, retained earnings and cash flows of State Auto Financial and its Subsidiaries for the three-month period ended on such date. All such financial statements present fairly in all material respects the consolidated financial condition of State Auto Financial and its Subsidiaries as at said dates and the consolidated results of their operations for the fiscal year and three-month period ended on said dates (subject, in the case of such financial statements as at June 30, 2001, to normal year-end audit adjustments), all in accordance with generally accepted accounting principles and practices applied on a consistent basis. None of State Auto Financial nor any of its Material Subsidiaries has on the date hereof any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in said balance sheets as at said dates. Since June 30, 2001, there has been no material adverse change in the consolidated financial condition, operations, business or prospects taken as a whole of State Auto Financial and its Subsidiaries from that set forth in said financial statements as at June 30, 2001.

                  (b) State Auto Mutual has heretofore furnished to each of the Lenders the annual Statutory Statement of each Insurance Entity for the fiscal year ended December 31, 2000, and the quarterly Statutory Statement of each Insurance Entity for the fiscal quarter ended June 30, 2001, in each case as filed with the Applicable Insurance Regulatory Authority. All such Statutory Statements present fairly in all material respects the financial condition of each Insurance Entity as at, and the results of operations for, the fiscal year ended December 31, 2000, and fiscal quarter ended June 30, 2001, in accordance with statutory accounting practices prescribed or permitted by the Applicable Insurance Regulatory Authority. Since June 30, 2001, there has been no material adverse change in the consolidated financial condition, operations, business or prospects taken as a whole of State Auto Mutual from that set forth in said Statutory Statement as at June 30, 2001.

                  3.3 LITIGATION. There are no legal or arbitral proceedings, or any proceedings by or before any governmental or regulatory authority or agency, now pending or (to the knowledge such State Auto Obligor) threatened against State Auto Mutual or any of its Subsidiaries that, if adversely determined could (either individually or in the aggregate) have a Material Adverse Effect.

                  3.4 NO BREACH. None of the execution and delivery of this Agreement and the other Basic Documents to which such State Auto Obligor is a party, the consummation of the transactions herein and therein contemplated or compliance with the terms and provisions hereof and thereof (including, without limitation, issuance of the Preferred Stock) will conflict with or result in a breach of, or require any consent under, the charter or by-laws (or equivalent documents) of such State Auto Obligor, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which State Auto Mutual or any of its Subsidiaries is a party or by which any of them or any of their Property is bound or to which any of them is subject, or constitute a default under any such agreement or instrument, or result in the creation or imposition of any Lien upon any Property of State Auto Mutual or any of its Subsidiaries pursuant to the terms of any such agreement or instrument.

                  3.5 ACTION. Such State Auto Obligor has all necessary corporate power, authority and legal right to execute, deliver and perform its obligations under each of the Basic Documents to which it is a party and, in the case of State Auto Financial, to issue the Preferred Stock; the execution, delivery and performance by such State Auto Obligor of each of the Basic Documents to which it is a party (and, in the case of State Auto Financial, the issuance of the Preferred Stock) have been duly authorized by all necessary corporate action on its part (including, without limitation, any required shareholder approvals); and this Agreement has been duly and validly executed and delivered by such State Auto Obligor and constitutes, and each of the other Basic Documents to which such State Auto Obligor is a party when executed and delivered will constitute, its legal, valid and binding obligation, enforceable against such State

Auto Obligor in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors' rights and
(b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  3.6 APPROVALS. No authorizations, approvals or consents of, and no filings or registrations with, any governmental or regulatory authority or agency, or any securities exchange (other than any authorizations, approvals, consents, filings and registrations heretofore duly made or obtained and in full force and effect), are necessary for the execution, delivery or performance by either State Auto Obligor of this Agreement or any of the other Basic Documents to which it is a party (or, in the case of State Auto Financial, for the issuance of the Preferred Stock) or for the legality, validity or enforceability hereof or thereof.

                  3.7 ERISA. Each Plan, and, to the knowledge of the such State Auto Obligor, each Multiemployer Plan, is in compliance in all material respects with, and has been administered in all material respects in compliance with, the applicable provisions of ERISA, the Code and any other Federal or state law, and no event or condition has occurred and is continuing as to which State Auto Mutual would be under an obligation to furnish a report to the Agent under
SECTION 4.1(j) hereof.

                  3.8 TAXES. State Auto Mutual and its Subsidiaries are members of an affiliated group of corporations filing consolidated returns for Federal income tax purposes, of which State Auto Mutual is the "common parent" (within the meaning of Section 1504 of the Code) of such group. State Auto Mutual and its Material Subsidiaries have filed all Federal income tax returns and all other material tax returns that are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by State Auto Mutual or any of its Material Subsidiaries. The charges, accruals and reserves on the books of State Auto Mutual and its Material Subsidiaries in respect of taxes and other governmental charges are, in the opinion of State Auto Mutual, adequate. State Auto Mutual has not given or been requested to give a waiver of the statute of limitations relating to the payment of any Federal, state, local and foreign taxes or other impositions.

                  3.9 INVESTMENT COMPANY ACT. Neither State Auto Mutual nor any of its Subsidiaries is an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

                  3.10 PUBLIC UTILITY HOLDING COMPANY ACT. Neither State Auto Mutual nor any of its Subsidiaries is a "holding company" or an "affiliate" of a "holding company" or a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

                  3.11 MATERIAL AGREEMENTS AND LIENS.

                  (a) Part A of SCHEDULE I hereto is a complete and correct list of each credit agreement, loan agreement, indenture, purchase agreement, guarantee, letter of credit or other arrangement providing for or otherwise relating to any Indebtedness or any extension of credit

(or commitment for any extension of credit) to, or guarantee by, State Auto Mutual or any of its Subsidiaries, outstanding on the date hereof the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) $5,000,000, and the aggregate principal or face amount outstanding or that may become outstanding under each such arrangement is correctly described in Part A of said SCHEDULE I.

                  (b) Part B of SCHEDULE I hereto is a complete and correct list of each Lien securing Indebtedness of any Person outstanding on the date hereof the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) $5,000,000 and covering any Property of State Auto Mutual or any of its Subsidiaries, and the aggregate Indebtedness secured (or that may be secured) by each such Lien and the Property covered by each such Lien is correctly described in Part B of said SCHEDULE I.

                  3.12 ENVIRONMENTAL MATTERS. Each of State Auto Mutual and its Subsidiaries has obtained all environmental, health and safety permits, licenses and other authorizations required under all Environmental Laws to carry on its business as now being or as proposed to be conducted, except to the extent failure to have any such permit, license or authorization would not (either individually or in the aggregate) have a Material Adverse Effect. Each of such permits, licenses and authorizations is in full force and effect and each of State Auto Mutual and its Subsidiaries is in compliance with the terms and conditions thereof, and is also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Environmental Law or in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except to the extent failure to comply therewith would not (either individually or in the aggregate) have a Material Adverse Effect.

                  3.13 CAPITALIZATION. The authorized capital stock of State Auto Financial consists, on the date hereof, of an aggregate of 105,000,000 shares consisting of (a) 100,000,000 shares of common stock, no par value, of which 38,866,955 shares are duly and validly issued and outstanding, each of which shares is fully paid and nonassessable, (b) 2,500,000 shares of Class A Preferred Stock, no par value, none of which shares are issued and outstanding and (c) 2,500,000 shares of Class B Preferred Stock, no par value, none of which shares are issued and outstanding. Upon issuance, each share of Class A Preferred Stock will benefit from the Terms and Conditions of Class A Preferred Stock attached to form of Class A Preferred Stock Certificate attached to the Standby Purchase Agreement as Exhibit A. As of the date hereof, 68% of such issued and outstanding shares of common stock are owned beneficially and of record by State Auto Mutual. As of the date hereof, (i) except for this Agreement and the Standby Purchase Agreement and as set forth in Part A of
SCHEDULE III hereto, there are no outstanding Equity Rights with respect to State Auto Financial and (ii) except as set forth in Part B of SCHEDULE III hereto, there are no outstanding obligations of State Auto Financial or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any shares of capital stock of State Auto Financial nor are there any outstanding obligations of State Auto Financial or any of its Subsidiaries to make payments to any Person, such as "phantom stock" payments, where the amount thereof is calculated with reference to the fair market value or equity value of State Auto Financial or any of its Subsidiaries.

                  3.14 SUBSIDIARIES, ETC.

                  (a) Set forth in Part A of SCHEDULE II hereto is a complete and correct list of all Subsidiaries of State Auto Mutual on the date hereof and a specification of which of such Subsidiaries are Insurance Entities and which are Material Subsidiaries.

                  (b) Set forth in Part B of SCHEDULE II hereto is a complete and correct list of all Investments (other than (x) Investments disclosed in Part A of said SCHEDULE II hereto and any other Investments existing as of the date hereof permitted under SECTION 4.9 hereof and (y) Guarantees of Indebtedness the aggregate principal or face amount of which Indebtedness is less than $5,000,000) held by State Auto Mutual or any of its Subsidiaries in any Person on the date hereof and, for each such Investment, (i) the identity of the Person or Persons holding such Investment and (ii) the nature of such Investment. Except as disclosed in Part B of SCHEDULE II hereto, each of State Auto Mutual and its Subsidiaries owns, free and clear of all Liens, all such Investments.

                  3.15 TRUE AND COMPLETE DISCLOSURE. The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of the State Auto Obligors to the Agent or any Lender in connection with the negotiation, preparation or delivery of this Agreement and the other Basic Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by State Auto Mutual and its Subsidiaries to the Agent and the Lenders in connection with this Agreement and the other Basic Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified. There is no fact known to either State Auto Obligor that could have a Material Adverse Effect that has not been disclosed herein, in the other Basic Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to the Agent for use in connection with the transactions contemplated hereby or thereby.

                  3.16 NO RELIANCE. State Auto Mutual has made, independently and without reliance upon the Agent or any Lender, and based on such documents and information as it has deemed appropriate, its own decision to enter into this Agreement and has made (and will continue to make), independently and without reliance upon the Agent or any Lender, and based on such documents and information as it has deemed appropriate (or shall deem appropriate at the time), its own legal, credit and tax analysis of the transactions contemplated hereby.

                  3.17 INSURANCE LICENSES. Schedule T to the most recent Statutory Statement of each Insurance Entity described in SECTION 3.2(b) hereof lists, as of the date hereof, all of the jurisdictions in which each of the Insurance Entities holds active licenses (including, without limitation, licenses or certificates of authority from Applicable Insurance Regulatory Authorities), permits or authorizations to transact insurance and reinsurance business or to act as an insurance agent or broker (collectively, the "LICENSES"). Each Insurance Entity is in compliance in all material respects with each license held by it. No License (to the extent material) is the subject of a proceeding for suspension or revocation or any similar proceedings, there is no sustainable basis for such a suspension or revocation, and to the knowledge of each State Auto Obligor no such suspension or revocation has been threatened by any licensing authority except in any such case where such proceedings would not have a Material Adverse Effect.

                                   ARTICLE IV

                         COVENANTS OF STATE AUTO MUTUAL
                         ------------------------------

                  State Auto Mutual covenants and agrees with the Agent that, so long as any Obligations are outstanding or any Commitments are in effect:

                  4.1 FINANCIAL STATEMENTS ETC. State Auto Mutual shall deliver to the Agent (with sufficient copies for each of the Lenders):

                  (a) as soon as available and in any event within 60 days after the end of each quarterly fiscal period of each fiscal year of State Auto Financial, consolidated statements of income, retained earnings and cash flows of State Auto Financial and its Subsidiaries for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated balance sheets of State Auto Financial and its Subsidiaries as at the end of such period, setting forth in each case in comparative form the corresponding consolidated figures for the corresponding periods in the preceding fiscal year (except that, in the case of balance sheets, such comparison shall be to the last day of the prior fiscal year), accompanied by a certificate of a senior financial officer of State Auto Financial, which certificate shall state that said consolidated financial statements present fairly in all material respects the consolidated financial condition and results of operations of State Auto Financial and its Subsidiaries in accordance with generally accepted accounting principles, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments);

                  (b) as soon as available and in any event within 90 days after the end of each fiscal year of State Auto Financial, consolidated statements of income, retained earnings and cash flows of State Auto Financial and its Subsidiaries for such fiscal year and the related consolidated balance sheets of State Auto Financial and its Subsidiaries as at the end of such fiscal year, setting forth in each case in comparative form the corresponding consolidated figures for the preceding fiscal year, and accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that said consolidated financial statements present fairly in all material respects the consolidated financial condition and results of operations of State Auto Financial and its Subsidiaries as at the end of, and for, such fiscal year in accordance with generally accepted accounting principles;

                  (c) promptly after filing with the Applicable Insurance Regulatory Authority and in any event within 45 days after the end of each for the first three quarterly fiscal periods of each fiscal year of each Insurance Entity, its quarterly Statutory Statement for such quarterly fiscal period, together with the opinion thereon of a senior financial officer of such Insurance Entity stating that such Statutory Statement presents the financial condition of such Insurance Entity for such quarterly fiscal period in accordance with statutory accounting practices required or permitted by the Applicable Insurance Regulatory Authority;

                  (d) promptly after filing with the Applicable Insurance Regulatory Authority and in any event within 90 days after the end of each fiscal year of each Insurance Entity, the annual Statutory Statement of such Insurance Entity for such year, together with (i) the opinion thereon of a senior financial officer of such Insurance Entity stating that said annual Statutory Statement presents the financial condition of such Insurance Entity for such fiscal year in accordance with statutory accounting practices required or permitted by the Applicable Insurance Regulatory Authority and (ii) a certificate of a valuation actuary affirming the adequacy of reserves taken by such Insurance Entity in respect of future policyholder benefits as at the end of such fiscal year (as shown on such Statutory Statement);

                  (e) within 180 days after the end of each fiscal year of each Insurance Entity, the report of Ernst & Young LLP (or other independent certified public accountants of recognized national standing) on the annual Statutory Statements delivered pursuant to SECTION 4.1(d) hereof;

                  (f) promptly upon their becoming available, copies of all registration statements and regular periodic reports, if any, that State Auto Mutual or any of its Material Subsidiaries shall have filed with the Securities and Exchange Commission (or any governmental agency substituted therefor) or any national securities exchange;

                  (g) promptly upon the mailing thereof to the policyholders of State Auto Mutual generally and to the shareholders of State Auto Financial, copies of all financial statements, reports and proxy statements so mailed;

                  (h) promptly after State Auto Mutual receives the results of a triennial examination by the NAIC of the financial condition and operations of State Auto Mutual and/or any of its Material Subsidiaries, a copy thereof;

                  (i) promptly following the delivery or receipt by State Auto Mutual or any of its Material Subsidiaries of any correspondence, notice or report to or from any Applicable Insurance Regulatory Authority that relates, to any material extent, to the financial viability of State Auto Mutual or any of its Material Subsidiaries, a copy thereof;

                  (j) as soon as possible, and in any event within ten days after either State Auto Obligor knows or has reason to believe that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan has occurred or exists, a statement signed by a senior financial officer of State Auto Mutual setting forth details respecting such event or condition and the action, if any, that State Auto Mutual or its ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to the PBGC by State Auto Mutual or an ERISA Affiliate with respect to such event or condition):

                  (i) any reportable event, as defined in Section 4043(c) of ERISA and the regulations issued thereunder, with respect to a Plan, as to which the PBGC has not by regulation waived the requirement of
         Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event (PROVIDED that a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, including, without limitation, the failure to make on or before its due date a required installment under Section 412(m) of the Code or Section 302(e) of ERISA, shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(d) of the Code); and any request for a waiver under Section 412(d) of the Code for any Plan;

                  (ii) the distribution under Section 4041 of ERISA of a notice of intent to terminate any Plan or any action taken by State Auto Mutual or an ERISA Affiliate to terminate any Plan;

                  (iii) the institution by the PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by State Auto Mutual or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan;

                  (iv) the complete or partial withdrawal from a Multiemployer Plan by State Auto Mutual or any ERISA Affiliate that results in liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt by State Auto Mutual or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA;

                  (v) the institution of a proceeding by a fiduciary of any Multiemployer Plan against State Auto Mutual or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within 30 days; and

                  (vi) the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, would result in the loss of tax-exempt status of the trust of which such Plan is a part if State Auto Mutual or an ERISA Affiliate fails to timely provide security to the Plan in accordance with the provisions of said Sections;

         (k) within five Business Days after receipt, notice from any Applicable Insurance Regulatory Authority of any threatened or actual proceeding for suspension or revocation of any License or any similar proceeding with respect to any such License;

                  (l) promptly, notice of any denial of coverage, litigation, or arbitration arising out of any Reinsurance Agreements to which any Insurance Entity is a party which denial, litigation or arbitration involves $5,000,000 or more;

                  (m) promptly after either State Auto Obligor knows or has reason to believe that any Put Event (or any event that with notice or lapse of time or both would become a Put Event) has occurred, a notice of such Put Event (or such event) describing the same in reasonable detail and, together with such notice or as soon thereafter as possible, a description of the action that State Auto Mutual has taken or proposes to take with respect thereto;

                  (n) at the time it furnishes each set of financial statements pursuant to paragraph (a) or (b) above, a certificate of a senior financial officer of State Auto Mutual (i) to the effect that no Put Event (or any event that with notice or lapse of time or both would become a Put Event) has occurred and is continuing (or, if any Put Event (or any such event) has occurred and is continuing, describing the same in reasonable detail and describing the action that State Auto Mutual has taken or proposes to take with respect thereto) and (ii) setting forth in reasonable detail the computations necessary to determine whether the State Auto Obligors are in compliance with
         SECTION 4.10 hereof as of the end of the respective quarterly fiscal period or fiscal year; and

                  (o) from time to time such other information regarding the financial condition, operations, business or prospects of State Auto Mutual or any of its Subsidiaries (including, without limitation, any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA) as the Agent may reasonably request.

                  4.2 LITIGATION. State Auto Mutual will promptly give to the Agent (with sufficient copies for each Lender) notice of all legal or arbitral proceedings, and of all proceedings by or before any governmental or regulatory authority or agency, and any material development in respect of such legal or other proceedings, affecting State Auto Mutual or any of its Subsidiaries, except proceedings that, if adversely determined, would not (either individually or in the aggregate) have a Material Adverse Effect.

                  4.3 EXISTENCE. ETC. State Auto Mutual will:

                  (a) and will cause each of its Material Subsidiaries to, preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises (PROVIDED that nothing in this SECTION 4.3 shall prohibit any transaction expressly permitted under SECTION 4.5 hereof);

                  (b) and will cause each of its Subsidiaries to, comply with the requirements of all applicable laws, rules, regulations and orders of governmental or regulatory authorities if failure to comply with such requirements could (either individually or in the aggregate) have a Material Adverse Effect;

                  (c) and will cause each of its Material Subsidiaries to, pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained;

                  (d) and will cause each of its Material Subsidiaries to, keep adequate records and books of account, in which complete entries will be made in accordance with generally accepted accounting principles (or, in the case of an Insurance Entity, statutory accounting principles) consistently applied; and

                  (e) and will cause each of its Material Subsidiaries to, permit representatives of any Lender or the Agent, during normal business hours, to examine, copy and make extracts from its books and records, to inspect any of its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by such Lender or the Agent (as the case may be).

                  4.4 INSURANCE. State Auto Mutual will, and will cause each of its Material Subsidiaries to, maintain insurance with financially sound and reputable insurance companies, and with respect to Property and risks of a character usually maintained by corporations engaged in the same or similar business similarly situated, against loss, damage and liability of the kinds and in the amounts customarily maintained by such corporations (including general liability insurance, director's and officer's liability insurance, property insurance and worker's compensation insurance), PROVIDED that, nothing in this
SECTION 4.4 shall be deemed to require State Auto Mutual or any of its Material Subsidiaries to enter into any Reinsurance Agreement and PROVIDED, FURTHER, that State Auto Mutual and its Material Subsidiaries may self-insure against such hazards and risks, and in such amounts as is customary for corporations of a similar size and in similar lines of business.

                  4.5 PROHIBITION OF FUNDAMENTAL CHANGES.

                  (a) State Auto Mutual will not, nor will it permit any of its Material Subsidiaries to, enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution).

                  (b) State Auto Mutual will not, nor will it permit any of its Material Subsidiaries to, acquire any business or Property from, or capital stock of, or be a party to any acquisition of, any Person except for purchases of inventory and other Property to be sold or used in the ordinary course of business, Assumed Reinsurance in the ordinary course of business, Investments permitted under SECTION 4.9 hereof, and Capital Expenditures.

                  (c) State Auto Mutual will not, nor will it permit any of its Material Subsidiaries to, convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or a substantial part of its business or Property, whether now owned or hereafter acquired.

                  (d) Notwithstanding the foregoing provisions of this SECTION 4.5:

                  (i) any Subsidiary of State Auto Mutual may be merged or consolidated with or into: (x) State Auto Mutual if State Auto Mutual shall be the continuing or surviving corporation or (y) any other such Subsidiary; PROVIDED that (A) if any such transaction (other than a transaction described in clause (B) below) shall be between a Subsidiary and a Wholly Owned Subsidiary, the Wholly Owned Subsidiary shall be the continuing or surviving corporation and (B) if any such transaction shall be between State Auto Financial and any other such Subsidiary, State Auto Financial shall be the surviving corporation;

                  (ii) any Material Subsidiary of State Auto Mutual may sell, lease, transfer or otherwise dispose of any or all of its Property (upon voluntary liquidation or otherwise) to State Auto Mutual or a Wholly Owned Subsidiary of State Auto Mutual;

                  (iii) State Auto Mutual may merge or consolidate with or acquire any other Person if (w) in the case of a merger or consolidation, State Auto Mutual is the surviving corporation, (x) after giving effect thereto, no Put Event (and no event that with notice or lapse of time or both would constitute a Put Event) would exist hereunder, (y) the business activity engaged in by such other Person would be permitted under SECTION 4.13 hereof if such other Person were a Subsidiary of State Auto Mutual prior to such merger or consolidation and (z) the aggregate amount of the Statutory Surplus (determined as at the date of the relevant merger, consolidation or acquisition) of all such other Persons that have been the subject of any merger, consolidation or acquisition pursuant to this clause (iii) after the date hereof (other than any such merger, consolidation or acquisition financed solely with Net Available Proceeds) shall be less than $250,000,000; and

                  (iv) any Material Subsidiary of State Auto Mutual may merge or consolidate with or acquire any other Person if (w) in the case of a merger or consolidation, the surviving corporation is a Wholly Owned Subsidiary of State Auto Mutual; PROVIDED, that in the case of any merger or consolidation involving State Auto Financial, the surviving corporation is State Auto Financial, (x) after giving effect thereto, no Put Event (and no event that with notice or lapse of time or both would constitute a Put Event) would exist hereunder, (y) the business activity engaged in by such other Person would be permitted under
         SECTION 4.13 hereof if such other Person were a Subsidiary of State Auto Mutual prior to such merger or consolidation and (z) the aggregate amount of the Statutory Surplus (determined as at the date of the relevant merger, consolidation or acquisition) of all such other Persons that have been the subject of any merger, consolidation or acquisition pursuant to this clause (iv) during any calendar year (other than any such merger, consolidation or acquisition financed solely with Net Available Proceeds) shall be less than $100,000,000.

                  4.6 LIMITATION ON LIENS. State Auto Mutual will not, nor will it permit any of its Material Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except:

                  (a) Liens in existence on the date hereof and listed in Part B of SCHEDULE I hereto;

                  (b) Liens imposed by any governmental authority for taxes, assessments or charges not yet due or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of State Auto Mutual or the affected Material Subsidiaries, as the case may be, in accordance with Agreement Accounting Principles (or, in the case of any Insurance Entity, SAP);

                  (c) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith and by appropriate proceedings and Liens securing judgments but only to the extent for an amount and for a period not resulting in a Put Event under clause (j) of the definition of "Put Event" in SECTION 1.1 hereof;

                  (d) pledges or deposits under worker's compensation, unemployment insurance and other social security legislation;

                  (e) deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

                  (f) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of Property or minor imperfections in title thereto that do not in any case materially detract from the value of the Property subject thereto or interfere with the ordinary conduct of the business of State Auto Mutual or any of its Material Subsidiaries;

                  (g) Liens arising under escrows, trusts, custodianships, separate accounts, funds withheld procedures, and similar deposits, arrangements, or agreements established with respect to insurance policies, annuities, guaranteed investment contracts and similar products underwritten by, or Reinsurance Agreements entered into by, any Insurance Entity in the ordinary course of business;

                  (h) deposits with insurance regulatory authorities;

                  (i) Liens on Property of any corporation that becomes a Subsidiary of State Auto Mutual after the date hereof, PROVIDED that such Liens are in existence at the time such corporation becomes a Subsidiary of State Auto Mutual and were not created in anticipation thereof;

                  (j) Liens upon real and/or tangible personal Property acquired after the date hereof (by purchase, construction or otherwise) by State Auto Mutual or any of its Material Subsidiaries, each of which Liens either (i) existed on such Property before the time of its acquisition and was not created in anticipation thereof or (ii) was created solely for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including the cost of construction) of such Property; PROVIDED that (x) no such Lien shall extend to or cover any Property of State Auto Mutual or -------- such Material Subsidiary other than the Property so acquired and improvements thereon and (y) the principal amount of Indebtedness secured by any such Lien shall at no time exceed 80% of the fair market value (as determined in good faith by a senior financial officer of State Auto Mutual) of such Property at the time it was acquired (by purchase, construction or otherwise); and

                  (k) additional Liens upon real and/or personal Property created after the date hereof, PROVIDED that the aggregate Indebtedness secured thereby and incurred on and after the date hereof shall not exceed $15,000,000 in the aggregate at any one time outstanding.

                  4.7 INDEBTEDNESS. State Auto Mutual will not, nor will it permit any of its Material Subsidiaries to, create, incur or suffer to exist any Indebtedness except:

                  (a) Indebtedness created pursuant hereto;

                  (b) Indebtedness outstanding on the date hereof and listed in Part A of SCHEDULE I hereto;

                  (c) Indebtedness of Material Subsidiaries of State Auto Mutual to State Auto Mutual or to other Material Subsidiaries of State Auto Mutual; and

                  (d) additional Indebtedness of State Auto Mutual and its Material Subsidiaries (including, without limitation, Capital Lease Obligations and other Indebtedness secured by Liens permitted under SECTIONS 4.6(j) or 4.6(k) hereof) up to but not exceeding $15,000,000 at any one time outstanding.

                  4.8 SALE/LEASEBACK TRANSACTIONS. State Auto Mutual will not, nor will it permit any of its Material Subsidiaries to, enter into any an arrangement with any Person (other than State Auto Mutual or any of its Material Subsidiaries) providing for the leasing to State Auto Mutual or any of its Material Subsidiaries for a period of more than five years of any Property which has been or is to be sold or transferred by State Auto Mutual or such Material Subsidiary to such Person or to any other Person (other than State Auto Mutual or any of its Material Subsidiaries), to which funds have been or are to be advanced by such Person on the security of the Property subject to such lease (a "SALE/LEASEBACK TRANSACTION") if, after giving effect thereto, the Value (as defined below) of all Sale/Leaseback Transactions at such time would exceed 10% of the Statutory Surplus of State Auto Mutual at such time. For purposes of this
SECTION 4.8, "VALUE" shall mean, with respect to any Sale/Leaseback Transaction as at any time, the amount equal to the greater of (a) the net proceeds of the sale or transfer of the Property subject to such Sale/Leaseback Transaction and
(b) the fair value, in the opinion of the board of directors of State Auto Mutual of such Property at the time of entering into such Sale/Leaseback Transaction, in either case divided first by the number of full years of the term of the lease and then multiplied by the number of full years of such term remaining at the time of determination, without regard to any renewal or extension options contained in such lease.

                  4.9 INVESTMENTS.

                  (a) State Auto Mutual will not, nor will it permit any of its Material Subsidiaries to, make or permit to remain outstanding any Investments except (i) Investments outstanding on the date hereof and identified in Part B of SCHEDULE II hereto, (ii) operating deposit accounts with banks, (iii) Permitted Investments, (iv) Investments by State Auto Mutual and its Material Subsidiaries in State Auto Mutual and its Subsidiaries, (v) Interest Rate Protection Agreements, PROVIDED that, without limiting the obligation of State Auto Mutual under SECTION 4.12 hereof, when entering into any Interest Rate Protection Agreement that at the time has, or at any time in the future may give rise to, any credit exposure, the aggregate credit exposure under all Interest Rate Protection Agreements (excluding the Interest Rate Protection Agreement being entered into pursuant to SECTION 4.12 hereof) shall not exceed $10,000,000, and (vi) Investments of Insurance Entities not prohibited by clause (b) of this SECTION 4.9.

                  (b) State Auto Mutual will not permit any Insurance Entity to make any Investment if, on the date of which such Investment is made and after giving effect thereto, the aggregate value of Investments (other than equity Investments) held by such Insurance Entity that are rated lower than "2" by the NAIC or are not rated by the NAIC would exceed 5% of the value of total invested assets. As used in this SECTION 4.9(b), the "value" of an Investment refers to the value of such Investment that would be shown on the most recent Statutory Statement of the relevant Insurance Entity prepared in accordance with SAP.

                  4.10 CERTAIN FINANCIAL COVENANTS.

                  (a) STATUTORY SURPLUS. State Auto Mutual will not permit its Statutory Surplus at any time to be less than (a) $621,000,000, at any time prior to the occurrence of a catastrophe giving rise to Loans being outstanding under the Credit Agreement (PROVIDED that no Loans are outstanding at such time) and (b) $585,000,000, at any time during the period from and including the date of occurrence of a catastrophe giving rise to Loans being outstanding under the Credit Agreement to but excluding the date all Loans shall have been required to be repaid in full pursuant to the terms of the Credit Agreement. State Auto Mutual will not permit the Statutory Surplus of State Auto P&C to be less than
(a) $202,000,000, at any time prior to the occurrence of a catastrophe giving rise to Loans being outstanding under the Credit Agreement (PROVIDED that no Loans are outstanding at such time) and (b) $191,000,000, at any time during the period from and including the date of occurrence of a catastrophe giving rise to Loans being outstanding under the Credit Agreement to but excluding the date all Loans shall have been required to be repaid in full pursuant to the terms of the Credit Agreement.

                  (b) RISK-BASED CAPITAL RATIO. State Auto Mutual will not permit its Risk-Based Capital Ratio at any time to be less than (a) 5.00 to 1, at any time prior to the occurrence of a catastrophe giving rise to Loans being outstanding under the Credit Agreement (PROVIDED that no Loans are outstanding at such time) and (b) 3.00 to 1, at any time during the period from and including the date of occurrence of a catastrophe giving rise to Loans being outstanding under the Credit Agreement to but excluding the date all Loans shall have been required to be repaid in full pursuant to the terms of the Credit Agreement. State Auto Mutual will not permit the Risk-Based Capital Ratio of State Auto P&C to be less than (a) 4.00 to 1, at any time prior to the occurrence of a catastrophe giving rise to Loans being outstanding under the Credit Agreement (PROVIDED that no Loans are outstanding at such time) and (b)
3.00 to 1, at any time during the period from and including the date of occurrence of a catastrophe giving rise to Loans being outstanding under the Credit Agreement to but excluding the date all Loans shall have been required to be repaid in full pursuant to the terms of the Credit Agreement.

                  (c) PREMIUM TO SURPLUS. State Auto Mutual will not permit its Premium to Surplus Ratio at any time to exceed (a) 2.00 to 1, at any time prior to the occurrence of a catastrophe giving rise to Loans being outstanding under the Credit Agreement (PROVIDED that no Loans are outstanding at such time) and
(b) 2.50 to 1, at any time during the period from and including the date of occurrence of a catastrophe giving rise to Loans being outstanding under the Credit Agreement to but excluding the date all Loans shall have been required to be repaid in full pursuant to the terms of the Credit Agreement. State Auto Mutual will not permit the Premium to Surplus Ratio of State Auto P&C to exceed
(a) 2.50 to 1, at any time prior to the occurrence of a catastrophe giving rise to Loans being outstanding under the Credit Agreement (PROVIDED that no Loans are outstanding at such time) and (b) 3.00 to 1, at any time during the period from and including the date of occurrence of a catastrophe giving rise to Loans being outstanding under the Credit Agreement to but excluding the date all Loans shall have been required to be repaid in full pursuant to the terms of the Credit Agreement.

                  (d) FIXED CHARGE COVERAGE RATIO. State Auto Financial will not permit its Fixed Charge Coverage Ratio, determined as of the end of each of its fiscal quarters, to be less than 1.00 to 1.00 at any time during the period from and including the date of occurrence of a catastrophe giving rise to Loans being outstanding under the Credit Agreement to but excluding the date all Loans shall have been required to be repaid in full pursuant to the terms of the Credit Agreement.

                  4.11 NAIC RATIO. In the event that the NAIC or any Applicable Insurance Regulatory Authority shall at any time promulgate any risk-based capital ratio requirements or guidelines, State Auto Mutual will cause each Insurance Entity to comply with the minimum requirements or guidelines applicable to it as established by the NAIC or such Applicable Insurance Regulatory Authority.

                  4.12 INTEREST RATE PROTECTION AGREEMENTS. State Auto Mutual will within five days after the date of each purchase of Preferred Stock under the Standby Purchase Agreement, cause State Auto Financial to enter into, and thereafter maintain in full force and effect, one or more Interest Rate Protection Agreements with one or more of the Lenders (and/or with a bank or other financial institution having capital, surplus and undivided profits of at least $500,000,000), that effectively would enable State Auto Financial (in a manner satisfactory to the Agent) to protect itself against floating interest rates as to a notional principal amount at least equal to 100% of the aggregate Redemption Value of the Preferred Stock for a period of at least five years measured from the date of the purchase of the Preferred Stock.

                  4.13 LINES OF BUSINESS. State Auto Mutual will not, nor will it permit any of its Subsidiaries to, engage to any substantial extent in any line or lines of business activity other than the business of owning and operating property and casualty insurance companies as conducted on the date hereof and businesses related or incidental thereto (it being understood that the businesses of Strategic Insurance Software, Inc., Stateco Financial Services, Inc. and 518 Property Management and Leasing, LLC, to the extent conducted as of the date hereof, are related to the business of owning and operating property and casualty insurance companies). It is also understood and agreed that the foregoing includes State Auto Mutual assuming reinsurance with premiums in an aggregate amount not to exceed $30,000,000 from third parties.

                  4.14 CEDED REINSURANCE. State Auto Mutual will not, nor will it permit any other Insurance Entity to:

                  (a) enter into any Reinsurance Agreement with any Person other than (i) another Insurance Entity, (ii) any Person for which the most recently published rating by A.M. Best & Co. is "B+" or higher or, if such Person is not rated by A.M. Best & Co., which has a Statutory Surplus (or the equivalent thereof) of not less than $100,000,000,
         (iii) any Person that posts security under such Reinsurance Agreement in an amount equal to the total liabilities assumed by such Person, through a letter of credit issued by an "authorized bank" (as such term is defined by the Applicable Insurance Regulatory Authority) or cash collateral deposit or (iv) any other reinsurers acceptable to the Agent, PROVIDED however, that for purposes of the foregoing clause
         (ii), any "NA" designation shall not be considered a rating of A.M. Best & Co.;

                  (b) enter into any Reinsurance Agreement or Reinsurance Agreements with Lloyd's of London if the aggregate amount of reinsurance ceded thereby would exceed 15% of the aggregate premium volume of reinsurance ceded by the Insurance Entities.

                  (c) enter into any Surplus Relief Reinsurance except with another Insurance Entity; or

                  (d) enter into any Reinsurance Agreement or Reinsurance Agreements if such Reinsurance Agreements will result in a 20% or more reduction of net premium volume for the Insurance Entities in any 12-month period.

                  4.15 TRANSACTIONS WITH AFFILIATES. Except as expressly permitted by this Agreement, State Auto Mutual will not, nor will it permit any of its Material Subsidiaries to, directly or indirectly: (a) make any Investment in an Affiliate; (b) transfer, sell, lease, assign or otherwise dispose of any Property to an Affiliate; (c) merge into or consolidate with or purchase or acquire Property from an Affiliate; or (d) enter into any other transaction directly or indirectly with or for the benefit of an Affiliate (including, without limitation, Guarantees and assumptions of obligations of an Affiliate); PROVIDED that (i) any Affiliate who is an individual may serve as a director, officer or employee of State Auto Mutual or any of its Material Subsidiaries and receive reasonable compensation for his or her services in such capacity and
(ii) State Auto Mutual and its Material Subsidiaries may enter into transactions (other than extensions of credit by State Auto Mutual or any of its Material Subsidiaries to an Affiliate) providing for the leasing of Property, the rendering or receipt of services or the purchase or sale of inventory and other Property in the ordinary course of business if the monetary or business consideration arising therefrom would be substantially as advantageous to State Auto Mutual and its Material Subsidiaries as the monetary or business consideration that would obtain in a comparable transaction with a Person not an Affiliate.

                  4.16 MODIFICATIONS OF CERTAIN DOCUMENTS. State Auto Mutual will not, and will not permit any of its Subsidiaries to, (a) consent to any modification, supplement or waiver of (i) the charter or by-laws of State Auto Mutual, (ii) the charter or by-laws of State Auto Financial, (iii) any material term of any Retrocession Agreement or Reinsurance Agreement relating to property and catastrophic risk insurance other than the Intercompany Pooling

Arrangement or (iv) without the prior consent of the Agent (with the approval of the Required Lenders, such approval not to be unreasonably withheld), the Intercompany Pooling Agreement if such modification, supplement or waiver would result in the ceding to State Auto Mutual of 70% or more of the catastrophic loss risk subject to such arrangement or (b) in any manner alter or change the preferences, rights or powers of the Preferred Stock or permit State Auto Financial to issue any additional securities so as to affect adversely the Preferred Stock.

                  4.17 INDEMNITY FOR CERTAIN COSTS. State Auto Financial agrees with the Agent that it will indemnify the Borrower, promptly upon demand therefor, for all or any portion of (a) the fees, costs and expenses payable by the Borrower under Article III of the Credit Agreement including, without limitation, in the event that interest for any Lender in respect of any period is computed at the Base Rate, for the excess (if any) of the amount of such interest computed at the Base Rate for such period over the amount of interest that would have been payable in respect of such period had such interest been computed at the relevant Eurodollar Rate for such period and (b) the excess of interest in respect of any period payable by the Borrower under Section 2.11 of the Credit Agreement at 2% over the interest in respect of such period that would have been payable had the relevant Default not occurred. Each of State Auto Financial, State Auto Mutual and the Agent agrees that the Borrower shall be a third-party beneficiary of this Agreement.

                  4.18 DELIVERY OF DOCUMENTS ON THE CLOSING DATE. Except with respect to the item set forth in CLAUSE (f) (which shall be delivered on or before the date of the initial Advance under the Credit Agreement), on the Closing Date, State Auto Mutual will deliver to the Agent (with sufficient copies for each Lender) each of the following documents each of which shall be satisfactory to the Agent in form and substance:

                  (a) certified copies of the charter and by-laws (or equivalent documents) of each State Auto Obligor and of all corporate authority for such State Auto Obligor (including, without limitation, board of director resolutions and evidence of the incumbency, including specimen signatures, of officers) with respect to the execution, delivery and performance of such of the Basic Documents to which such State Auto Obligor is intended to be a party and each other document to be delivered by such State Auto Obligor from time to time in connection herewith (and the Agent and each Lender may conclusively rely on such certificate until it receives notice in writing from State Auto Mutual to the contrary);

                  (b) a certificate of a senior officer of State Auto Mutual, dated the Closing Date, to the effect that (i) no Put Event (and no event that with notice or lapse of time or both would become a Put Event) shall have occurred and be continuing and (ii) the representations and warranties made by the State Auto Obligors in
         ARTICLE III hereof shall be true and complete on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

                  (c) an opinion, dated the Closing Date, of John Lowther, general counsel of each State Auto Obligor, substantially in form of EXHIBIT B hereto and covering such other matters as the Agent or any Lender may reasonably request (and each State Auto

         Obligor hereby instructs such counsel to deliver such opinion to the Lenders and the Agent);

                  (d) certified true, correct and complete copies of all Retrocession Agreements and Reinsurance Agreements in effect on the Closing Date;

                  (e) certified true, correct and complete copies of all Tax Sharing Agreements in effect on the Closing Date;

                  (f) evidence that the transactions contemplated by the Basic Documents shall have been approved by each Applicable Insurance Regulatory Authority with respect to State Auto Mutual; and

                  (g) such other documents as the Agent or any Lender or counsel to Bank One may reasonably request.

                  4.19 DELIVERY OF DOCUMENTS ON EACH BORROWING DATE. On the date of each borrowing by the Borrower under the Credit Agreement (and as a condition thereto), State Auto Mutual will deliver to the Agent (with sufficient copies for each Lender) each of the following documents each of which shall be satisfactory to the Agent in form and substance:

                  (a) a certificate of a senior officer of State Auto Mutual, dated the date of such borrowing, (1) to the effect that, both immediately prior to the making of such Loan and also after giving effect thereto and to the intended use thereof, (i) no Put Event (and no event that with notice or lapse of time or both would become a Put Event) shall have occurred and be continuing and (ii) the representations and warranties made by the State Auto Obligors in
         ARTICLE III hereof (excluding, in the case of the representation and warranty made by the State Auto Obligors in the last sentence of clauses (a) and (b) of SECTION 3.2 hereof, any such change to the extent such change results from the catastrophic loss claims and/or loss adjustment expenses to which the borrowing by the Borrower under the Credit Agreement and related issuance of Preferred Stock relates) shall be true and complete on and as of such date of borrowing with the same force and effect as if made on and as of such date of borrowing (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date) and (2) describing in reasonable detail the catastrophic loss claims and/or loss adjustment expenses to which such borrowing relates;

                  (b) such other documents as the Agent or any Lender or counsel to Bank One may reasonably request (including, without limitation, opinions of counsel to the State Auto Obligors relating to the issuance of the Preferred Stock in connection with such borrowing).

                  4.20 DELIVERY OF DOCUMENTS IN CONNECTION WITH THE EXTENSION OF THE COMMITMENT TERMINATION DATE. On each of the "Request Date" and the "Existing Commitment Termination Date" (in each case as defined in Section 2.19 of the Credit Agreement) State Auto Mutual will deliver to the Agent (with sufficient copies for each Lender) each of the following documents each of which shall be satisfactory to the Agent in form and substance:

                  (a) a certificate of a senior officer of State Auto Mutual, dated such date, to the effect that (i) no Put Event (and no event that with notice or lapse of time or both would become a Put Event) shall have occurred and be continuing and (ii) the representations and warranties made by the State Auto Obligors in ARTICLE III hereof shall be true and complete on and as of such date of borrowing with the same force and effect as if made on and as of such date of borrowing (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

                  (b) a certificate of a senior officer of State Auto Mutual, dated such date, to the effect that (i) the "Probable Maximum Loss" (as defined below) of the State Auto Obligors for the 250-year return period shall not exceed (x) $100,000,000 for earthquake peril, (y) $75,000,000 for hurricane peril and (z) $160,000,000 for thunderstorm peril and (ii) attached thereto is a true, correct and complete copy of the report prepared by the applicable Modelling Firm (as defined below) in connection with the calculation referred to in the definition of "Probable Maximum Loss" below. For purposes of this clause (b), "PROBABLE MAXIMUM LOSS" shall mean, for any date, the "probable maximum loss" as most recently calculated prior to such date by Risk Management Solutions, Inc., Applied Insurance Research, EQECAT Inc., Tillinghast (a Towers Perrin Company) or another independent modelling firm satisfactory to the Agent (each, a "MODELLING FIRM") and "THUNDERSTORM PERIL" shall mean peril caused by lightning, straight line wind, rain, hail and/or tornado.

                  4.21 CONSENT TO ASSIGNMENT, ETC.

                  (a) To the extent contemplated by the Company Pledge Agreement, or otherwise after and during the continuance of a Default, the Agent and any designee or assignee thereof shall be entitled to exercise any and all rights of the Borrower under the Standby Purchase Agreement and the Pledged Stock in accordance with the terms of the Standby Purchase Agreement and such Pledged Stock, and State Auto Financial shall comply in all respects with such exercise. Without limiting the generality of the foregoing, to the extent contemplated by the Company Pledge Agreement, or otherwise after and during the continuance of a Default, the Agent and any designee or assignee thereof shall have the full right and power to enforce directly against State Auto Financial all obligations of State Auto Financial under the Standby Purchase Agreement and the Pledged Stock and otherwise to exercise all remedies thereunder and to make all demands and give all notices and make all requests required or permitted to be made by the Borrower under the Standby Purchase Agreement or the Pledged Stock. Nothing herein shall require the Agent or such designee or assignee to cure any default of the Borrower under the Standby Purchase Agreement or to perform any act, duty or obligation of the Borrower under the Standby Purchase Agreement, but shall only give them the option so to do.

                  (b) State Auto Financial will not, without the prior written consent of the Agent, (i) cancel, suspend or terminate the Standby Purchase Agreement or consent to or accept any such cancellation, suspension or termination thereof, (ii) amend, supplement or otherwise modify the Standby Purchase Agreement or (iii) petition, request or take any other legal or administrative action which seeks, or may reasonably be expected, to so rescind, cancel, terminate or suspend or amend or modify the Standby Purchase Agreement.

                  (c) A foreclosure of, or other exercise of remedies under, the Company Pledge Agreement or any sale thereunder by the Agent or its assignee or designee, whether by judicial proceedings or under any power of sale contained therein, or any conveyance from the Borrower to the Agent, the Lenders or any such assignee or designee, in lieu thereof, shall not require the consent of State Auto Financial.

                  (d) Upon the exercise by the Agent of any of the remedies set forth in Section 5.05 of the Company Pledge Agreement, the Agent may assign its rights and interests and the rights and interests of the Borrower under the Standby Purchase Agreement and/or the Pledged Stock to any other Person.

                  (e) State Auto Financial will not be released from any of its obligations under the Standby Purchase Agreement or the Pledged Stock pursuant to any assignment or transfer (including by reason of a merger, consolidation, sale of substantially all of its assets or otherwise), and shall not delegate any of its obligations under the Standby Purchase Agreement or the Pledged Stock, unless the Agent shall have previously consented in writing to such release or delegation, as the case may be.

                                   ARTICLE V

                                  MISCELLANEOUS
                                  -------------

                  5.1 WAIVER. No failure on the part of the Agent or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

                  5.2 NOTICES. All notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party at its address or facsimile number set forth on the signature pages hereof or at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Agent and the Borrower in accordance with the provisions of this SECTION 5.2. Each such notice, request or other communication shall be effective (a) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (b) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (c) if given by any other means, when delivered (or, in the case of electronic transmission, received) at the address specified in this Section.

                  5.3 EXPENSES; INDEMNIFICATION. (a) State Auto Mutual and State Auto Financial jointly and severally agree to reimburse the Agent for any costs, internal charges and out-of-pocket expenses (including reasonable attorneys' fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent) paid or incurred by the Agent in connection with the preparation, negotiation, execution, delivery, syndication, review, amendment, modification, and administration of the Basic Documents. State Auto Mutual and

State Auto Financial also jointly and severally agree to reimburse the Agent and the Lenders for any costs, internal charges and out-of-pocket expenses (including attorneys' fees and time charges of attorneys for the Agent and the Lenders, which attorneys may be employees of the Agent or the Lenders) paid or incurred by the Agent or any Lender in connection with the collection and enforcement of the Loan Documents.

                  (b) State Auto Mutual and State Auto Financial hereby jointly and severally agree to indemnify the Agent, each Lender, their respective affiliates, and each of their directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Agent any Lender or any affiliate is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Basic Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Loan except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification. The obligations of State Auto Mutual and State Auto Financial under this SECTION 5.3 shall survive the termination of this Agreement.

                  5.4 AMENDMENTS, ETC. Except as otherwise expressly provided in this Agreement, any provision of this Agreement may be modified or supplemented only by an instrument in writing signed by each State Auto Obligor and the Agent (with the consent of the Lenders as specified in Section 10.17 of the Credit Agreement), and any provision of this Agreement may be waived by the Agent (with the consent of the Lenders as specified in Section 10.17 of the Credit Agreement).

                  5.5 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, PROVIDED, that neither State Auto Obligor may assign any of its rights or obligations hereunder without the prior consent of the Agent (with the consent of all of the Lenders).

                  5.6 CAPTIONS. The captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

                  5.7 COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

                  5.8 CHOICE OF LAW. THE BASIC DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (INCLUDING, WITHOUT LIMITATION, 735 ILCS
SECTION 105/5-1 ET SEQ, BUT OTHERWISE WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS) OF THE STATE OF ILLINOIS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

                  5.9 CONSENT TO JURISDICTION. EACH STATE AUTO OBLIGOR HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO, ILLINOIS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND EACH STATE AUTO OBLIGOR HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST ANY STATE AUTO OBLIGOR IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY ANY STATE AUTO OBLIGOR AGAINST THE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN CHICAGO, ILLINOIS.

                  5.10 WAIVER OF JURY TRIAL. EACH STATE AUTO OBLIGOR, THE AGENT AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

                  5.11 TREATMENT OF CERTAIN INFORMATION; CONFIDENTIALITY.

                  (a) Each State Auto Obligor acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to State Auto Mutual or one or more of its Subsidiaries (in connection with this Agreement or otherwise) by any Lender or by one or more subsidiaries or affiliates of such Lender and such State Auto Obligor hereby authorizes each Lender to share any information delivered to such Lender by or on behalf of State Auto Mutual and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into the Credit Agreement, to any such subsidiary or affiliate, it being understood that any such subsidiary or affiliate receiving such information shall be bound by the provisions of paragraph (b) below as if it were a Lender hereunder. Such authorization shall survive the termination of this Agreement.

                  (b) The Agent and each Lender agrees to hold any confidential information which it may receive from either State Auto Obligor pursuant to this Agreement in confidence, except for disclosure (i) to its Affiliates and to other Lenders and their respective Affiliates, so long as such Affiliate or other Lender agrees to be bound by the provisions of this Section, (ii) to legal counsel, accountants, and other professional advisors to such Lender or to a Transferee, (iii) to regulatory officials, (iv) to any Person as requested pursuant to or as required by law, regulation, or legal process, (v) to any Person in connection with any legal proceeding to which such Lender is a party,
(vi) to such Lender's direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties, and (vii) permitted by Section 12.4 of the Credit Agreement.

                  5.12 NO LIABILITY. Except as expressly provided herein, neither the Agent nor any Lender shall be responsible or have any liability for
(a) any statements, warranties or representations made in or in connection with the Credit Agreement, any other Basic Document or any other instrument or document furnished pursuant thereto, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Basic Document or any other instrument or document furnished pursuant thereto and (b) the financial condition of the Borrower or any other Person or any other obligation of or the performance or observance by the Borrower, any other Person or any other obligor of any of their respective obligations under the Credit Agreement or any other Basic Document or any other instrument or document furnished pursuant thereto.

                  5.13 FURTHER ASSURANCES. Each State Auto Obligor agrees that, from time to time upon the written request of the Agent, such State Auto Obligor will execute and deliver such further documents and do such other acts and things as the Lender may reasonably request in order fully to effect the purposes of this Agreement.

                  5.14 SEVERABILITY OF PROVISIONS. Any provision in any Basic Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Basic Documents are declared to be severable.

                  5.15 THIRD-PARTY BENEFICIARIES. Each State Auto Obligor agrees that each Lender shall be a third-party beneficiary of this Agreement and shall be entitled to enforce its rights hereunder as fully as if it were a party hereto.



                            [signature page follows]

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

                               STATE AUTOMOBILE MUTUAL INSURANCE COMPANY


                               By:   /s/ John R. Lowther
                                   ---------------------------------------------
                               Title:  Senior Vice President, General Counsel
                                      ------------------------------------------
                                       & Secretary

                               Address for Notices:

                               State Automobile Mutual Insurance Company
                               518 East Broad Street
                               Columbus, Ohio 43215
                               Attention:  John Lowther, Esq.
                               Telecopier No.: (614) 464-4911
                               Telephone No.: (614) 464-5052


                               STATE AUTO FINANCIAL CORPORATION


                               By: /s/ John R. Lowther
                                   ---------------------------------------------
                               Title:  Senior  Vice President, General Counsel
                                      ------------------------------------------
                                       & Secretary

                               Addresses for Notices:

                               State Automobile Mutual Insurance Company
                               518 East Broad Street
                               Columbus, Ohio 43215
                               Attention:  John Lowther, Esq.
                               Telecopier No.: (614) 464-4911
                               Telephone No.: (614) 464-5052


                                      S-1
                    [TO AMENDED AND RESTATED PUT AGREEMENT]

                               BANK ONE, NA


                               By:  /s/ Thomas A. Kiepura
                                   ---------------------------------------------
                               Title:  Assistant Vice President
                                      ------------------------------------------

                               Addresses for Notices:

                               1 Bank One Plaza
                               Chicago, Illinois 60670
                               Attention:  Cynthia W. Priest
                               Telecopier No.:  (312) 732-4033
                               Telephone No.:  (312) 732-9565









                                      S-2
                    [TO AMENDED AND RESTATED PUT AGREEMENT]

                                 Put Agreement

                                   Schedule I

                                     Part A

                      Indebtedness in Excess of $5,000,000


State Auto Financial owes State Auto Mutual approximately $45 million under a Credit Agreement dated May 1999 as amended by the First Amendment. A copy of this document has been provided to Bank One.






Agreemen/Put Agreement-Schedule I, Part A

                                 Put Agreement

                                   Schedule I

                                     Part B

                                     Liens


None

                                 Put Agreement

                                  Schedule II

                                     Part A

                       Subsidiaries of State Auto Mutual


See attached Organizational Chart.


                                                  ORGANIZATIONAL STRUCTURE
                                                             OF
                                             STATE AUTO HOLDING COMPANY SYSTEM
                                                   (MATERIAL SUBSIDIARIES)


               Public
                 32%
              -------
                 |                                                                                Meridian Citizens Mutual Insurance
-- State Auto Financial Corporation --68%------ State Automobile Mutual Insurance Company                        Company
 |         Ohio Corporation                         |      Ohio Corporation*                             Indiana Corporation*
 |                                                  |              |                      100%                             |
 |                                                  | 100%         ----------------------------------------- |             |
100% State Auto Property & Casualty                 |--- Midwest Security Ins. Co.                  Meridian Insurance Group, Inc.
 |    South Carolina Corporation* |- 15%            |   Wisconsin Corporation*                         Indiana Corporation
 |                                |                 |                                                        |
100% State Auto National Ins. Co. |  518 Property   |  100%                                                  |       100%
 |         Ohio Corporation*      | Management and  ------ Columbus Marketing, Inc.              Meridian Security Insurance Company
 |                                |  Leasing, LLC              Ohio Corporation                   |       Indiana Corporation*
 |                                |                                                               |                 |
100% Stateco Financial Services, Inc.                                                             |                 |
 |         Ohio Corporation ----- 85%                                                  100%       |                 |
 |                                                                               Meridian Citizens                  100%
100% Strategic Ins. Software, Inc.                                             Security Insurance Co.      Insurance Company of Ohio
 |         Ohio Corporation                                                     Indiana Corporation*          Ohio Corporation*
 |
100% Milbank Insurance Company
 |   South Dakota Corporation*
 |
100% Farmers Casualty Insurance     100%
 |          Company -------------------- Mid-Plains Insurance Company
 |     Iowa Corporation                        Iowa Corporation*
 |
100% State Auto Insurance Company
          Ohio Corporation*




     *Insurance Companies
     misc/orgchartMM Reg approval

                                 PUT AGREEMENT

                                  SCHEDULE II

                                     PART B

                                  INVESTMENTS

1.   See Forms "Schedule D" attached for:

          State Auto Mutual
          State Auto P&C
          State Auto National
          Milbank Insurance Company
          Midwest Security Insurance Company
          Farmers Casualty Insurance Company
          Mid-Plains Insurance Company
          518 Property Management and Leasing, LLC
          Stateco Financial Services, Inc.
          Strategic Insurance Software, Inc.
          Meridian Security Insurance Company
          Meridian Citizens Security Insurance Company
          Meridian Citizens Mutual Insurance Company
          State Auto Insurance Company

     Reflecting information as of September 30, 2001.

2. As of September 30, 2001, State Auto Mutual had in please 39 loans to its independent agencies with a total amount outstanding of $3,238,343.45.










Agreemen/Put Agreement-Schedule II, Part B

                                 PUT AGREEMENT
                                  SCHEDULE III
                                     PART A


State Auto Financial has in place several stock option plans, all of which are registered with the SEC. These plans are disclosed in the footnotes to the financial statements of State Auto Financial filed with the SEC form 10K for the year 2000. A copy of these Stock Option Plan footnotes is attached hereto as Exhibit A.








Agreemen/put agreement schedule III part B 11-6-01

               STATE AUTO FINANCIAL CORPORATION AND SUBSIDIARIES
   (a majority-owned subsidiary of State Automobile Mutual Insurance Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

(10) PREFERRED STOCK

     State Auto Financial has authorized two classes of preferred stock. For both classes, upon issuance, the Board of Directors has authority to fix and determine the significant features of the shares issued, including, among other things, the dividend rate, redemption price, redemption rights, conversion features and liquidation price payable in the event of any liquidation, dissolution, or winding up of the affairs of State Auto Financial. See note 6(a) regarding State Auto Financial's obligation to issue redeemable preferred shares to SPC in connection with its catastrophic reinsurance arrangements with a financial institution.
     The Class A preferred stock is not entitled to voting rights until, for any period, dividends are in arrears in the amount of six or more quarterly dividends.

     (11) STOCK INCENTIVE PLANS

     The Company follows Accounting Principals Board Opinion No. 25, "Accounting for Stock issued to Employees" (APB 25) and related Interpretations in accounting for its employee stock incentive plans. For stock options granted to employees of Mutual in 1999, the Company also followed APB 25 and related Interpretations, as the Company deemed such employees to be common law employees of the Company, Compensation cost charged against operations in 2000 and 1999 were $31,000 and $137,000, respectively, for those employee stock options granted where the exercise price was less than the market price of the underlying stock on the date of grant. Had compensation cost for the Company's plans been determined based on the fair values at the grant dates consistent with the method of SFAS No. 123, "Accounting for Stock-Based Compensation," (SFAS No. 123), the Company's pro forma net earnings and net earnings per share information would have been as follows:

                                                       2000      1999      1998
                                                       ----      ----      ----
                                                         (in thousands, except
                                                           per share figures)

Pro forma net earnings.......................        $45,784    41,414   35,700

Pro forma net earnings per common share
     Basic...................................        $  1.19      1.02    0.85
     Diluted.................................        $  1.17      1.00    0.83

     The fair value of options granted in 2000, 1999 and 1998 were estimated at the date of grant using the Black-Scholes option-pricing model. The weighted average fair values and related assumptions for options granted were as follows:

                                                       2000      1999      1998
                                                       ----      ----      ----
          Fair value.........................         $4.66     $4.49     $6.10
          Dividend yield.....................            90%      .90%      .75%
          Risk free interest rate ...........          6.51%     5.77%     5.31%
          Expected volatility factor.........           .34       .32       .31
          Expected life (years)..............           7.2       5.7       6.6

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     The Company has stock option plans for certain directors and key employees. The nonemployee directors' plan provides each nonemployee director an option to purchase 1,500 shares of common stock following each annual meeting of the shareholders at an option price equal to the fair market value at the last business day prior to the annual meeting. The Company has reserved 300,000 shares of common stock under this plan. These options are exercisable at issuance to 10 years from date of grant. The key employee's plan provides that qualified stock options

               STATE AUTO FINANCIAL CORPORATION AND SUBSIDIARIES
   (a majority-owned subsidiary of State Automobile Mutual Insurance Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

may be granted at an option price not less than fair market value at date of grant and that nonqualified stock options may be granted at any price determined by the options committee of the Board of Directors. The Company has reserved 5,000,000 shares of common stock under this plan. These options are exercisable at such time or times as may be determined by a committee of the Company's Board of Directors. Normally, for certain employees these options are exercisable from 1 to 10 years from date of grant and 3 to 10 years for remaining employees.

     The Company has an employee stock purchase plan with a dividend reinvestment feature, under which employees of the Company may choose at two different specified time intervals each year to have up to 6% of their annual base earnings withheld to purchase the Company's common stock. The purchase price of the stock is 85% of the lower of its beginning-of-interval or end-of-interval market price. The Company has reserved 2,400,000 shares of common stock under this plan. At December 31, 2000, 1,699,000 shares have been purchased under this plan.

     The Company has a stock option incentive plan for certain designated independent insurance agencies that represent the Company and its affiliates. The Company has reserved 400,000 shares of common stock under this plan. The plan provides that the options become exercisable on the first day of the calendar year following the agency's achievement of specific production and profitability requirements over a period not greater than two calendar years from date of grant or a portion thereof in the first calendar year in which an agency commences participation under the plan. Options granted and vested under this plan have a 10-year term. The Company has accounted for the plan in its accompanying financial statements at fair value. The fair value of options granted was estimated at the reporting date or vesting date using the Black-Scholes option-pricing model. The weighted average fair value and related assumptions for 2000 and 1999, respectively, were as follows: fair value of $10.91 and $4.02; dividend yield of .90% for both years; expected volatility factor of .32 and .30; risk-free interest rate of 5.19% and 6.80%; and expected life of the option of 9.0 and 9.7 years. Expense of $493,000 and $105,000 associated with this plan was recognized in 2000 and 1999, respectively.

     A summary of the Company's stock option activity and related information for these plans for the years ended December 31, 2000, 1999 and 1998, follows:

                                    2000                       1999                       1998
                           ------------------------   ------------------------   ------------------------
                               WEIGHTED-AVERAGE           WEIGHTED-AVERAGE           WEIGHTED-AVERAGE
                           OPTIONS   EXERCISE PRICE   OPTIONS   EXERCISE PRICE   OPTIONS   EXERCISE PRICE
                           -------   --------------   -------   --------------   -------   --------------
                                         (numbers in thousands, except per share figures)
Outstanding, beginning
  of year                   2,546       $ 7.76         2,272        $ 6.76        2,019        $ 5.04
    Granted                   492        10.29           453         11.24          339         16.31
    Exercised                (129)        4.32          (165)         3.34          (86)         4.02
    Canceled                  (57)       11.15           (14)        10.52           --            --
                            -----                      -----                      -----
Outstanding, end of year    2,852         8.28         2,546          7.76        2,272          6.76
                            =====                      =====                      =====

A summary of information pertaining to options outstanding and exercisable as of December 31, 2000 follows:

                                           OPTIONS OUTSTANDING                   OPTIONS EXERCISABLE
                              ---------------------------------------------   -------------------------
                                        WEIGHTED-AVERAGE
                                            REMAINING      WEIGHTED-AVERAGE            WEIGHTED-AVERAGE
RANGE OF EXERCISE PRICES      NUMBER    CONTRACTUAL LIFE    EXERCISE PRICE    NUMBER    EXERCISE PRICE
------------------------      ------    ----------------   ----------------   ------   ----------------
                                         (numbers in thousands, except per share figures)
Less than $5.00                 734           2.0               $ 3.98           734        $ 3.98
$5.01 - $10.00                1,004           4.9                 6.66           961          6.56
Greater than $10.01           1,114           8.5                12.58           537         13.89
                              -----                                            -----
                              2,852           5.5                 8.28         2,232          7.47
                              =====                                            =====

                                 Put Agreement
                                  Schedule III
                                     Part B


During 2001, the common shares of STFC became a permitted investment in the State Auto 401(k) Capital Accumulation Plan (the "CAP") plan and in non-qualified deferred compensation plans for key employees and directors. The CAP and the Employee Non-Qualified Deferred Compensation Plan were registered with the SEC. The Directors' Non-Qualified Deferred Compensation Plan was not registered with the SEC, since it is within the scope of an exception to registration. The participants in the non-qualified deferred compensation plans are unsecured creditors of State Auto and part of the obligations under those plans will reflect the value of STFC common shares to the extent any participants investments are so directed. Fidelity Investments is the Trustee of the CAP.




Agreemen/put agreement schedule III 11-6-01

                                                                EXHIBIT A to the
                                                                   Put Agreement

                              [Form of Put Notice]

                                     [Date]

State Automobile Mutual Insurance Company
State Auto Financial Corporation
[Address]



         Re: Put Agreement dated as of November 16, 2001, between State Automobile Mutual Insurance Company, State Auto Financial Corporation and Bank One, NA, as Agent.

Dear Ladies and Gentlemen:

                  Reference is made to the Amended and Restated Put Agreement dated as of November 16, 2001 (as modified and supplemented and in effect from time to time, the "PUT AGREEMENT"), among State Automobile Mutual Insurance Company ("STATE AUTO MUTUAL"), State Auto Financial Corporation and Bank One, NA, as Agent. Capitalized terms used but not defined herein shall have the respective meanings assigned to such terms in the Put Agreement.

                  [Pursuant to Section 2.2 of the Put Agreement, the undersigned hereby requires that State Auto Mutual purchase all of each Lender's Loans, Note and Commitment. The aggregate purchase price payable by State Auto Mutual for all such Loans, Notes and Commitments shall be $_______________ representing the sum of (a) principal of such Loans in the amount of $_______________, PLUS (b) accrued and unpaid interest thereon in the amount of $______________, PLUS (c) other amounts payable under the Basic Documents in respect thereof in the amount of $_______________.]

                  [Pursuant to Section 2.3 of the Put Agreement, the undersigned hereby requires that State Auto Mutual purchase all of the Pledged Stock for an aggregate purchase price equal to $_______________ representing the sum of (a) the aggregate Redemption Value of such Pledged Stock in the amount of $_____________, PLUS (b) accrued and unpaid dividends thereon in the amount of $_______________.]

                  The Put Purchase Date for such purchase shall be _______________, _____.

                                       BANK ONE, NA, as Agent


                                       By
                                          -------------------------------------
                                          Title:

                                   EXHIBIT B

                       OPINION OF GENERAL COUNSEL OF THE
                              STATE AUTO OBLIGORS

                  [STATE AUTO INSURANCE COMPANIES LETTERHEAD]



                                                               November 16, 2001

To each of the Lenders party to the
Credit Agreement referred to
below and Bank One, NA,
as Agent

Ladies and Gentlemen:

                  I am the general counsel of State Automobile Mutual Insurance Company ("STATE AUTO MUTUAL") and State Auto Financial Corporation ("STATE AUTO FINANCIAL" and, together with State Auto Mutual, the "STATE AUTO OBLIGORS") and have acted as counsel to the State Auto Obligors in connection with (i) the Amended and Restated Put Agreement dated as of November 16, 2001 (the "PUT AGREEMENT") among the State Auto Obligors and Bank One, NA, in its capacity as Agent (the "AGENT") on behalf of the lenders party to an Amended and Restated Credit Agreement dated as of November 16, 2001, among SAF Funding Corporation, the Agent and (ii) the agreements, instruments and other documents referred to in the next paragraph. All capitalized terms used but not defined herein have the respective meanings given to such terms in the Put Agreement. This opinion letter is delivered to you pursuant to Section 4.18(c) of the Put Agreement.

                  In rendering the opinions expressed below, I have examined the following agreements, instruments and other documents:

         (a)      the Credit Agreement;

         (b)      the Pledge Agreements;

         (c)      the Put Agreement;

         (d) the Standby Purchase Agreement (collectively with the Put Agreement, the "STATE AUTO AGREEMENTS"); and

         (e) such records of the State Auto Obligors and such other documents as I have deemed necessary as a basis for the opinions expressed below.

                  In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity with authentic original documents of all documents submitted to me as copies. When relevant facts were not independently established, I have relied upon certificates of governmental officials and appropriate representatives of the State Auto Obligors and upon representations made in or pursuant to the State Auto Agreements.

                  In rendering the opinions expressed below, I have assumed, with respect to all of the documents referred to in this opinion letter, that (except, to the extent set forth in the opinions expressed below, as to the State Auto Obligors):

         (i) such documents have been duly authorized by, have been duly executed and delivered by, and constitute legal, valid, binding and enforceable obligations of, all of the parties to such documents;

         (ii)     all signatories to such documents have been duly authorized;
                  and

         (iii) all of the parties to such documents are duly organized and validly existing and have the power and authority (corporate, partnership or other) to execute, deliver and perform such documents.

                  Based upon and subject to the foregoing and subject also to the comments and qualifications set forth below, and having considered such questions of law as I have deemed necessary as a basis for the opinions expressed below, I am of the opinion that:

                  1. State Auto Mutual is a mutual insurance company duly organized, validly existing and in good standing under the laws of the State of Ohio. State Auto Financial is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio.

                  2. Each State Auto Obligor has all requisite corporate power and authority to execute and deliver, and to perform its obligations and to incur liabilities under, the State Auto Agreements to which it is a party.

                  3. The execution, delivery and performance by each State Auto Obligor of, and the incurrence by such State Auto Obligor of liabilities under, each State Auto Agreement to which such State Auto Obligor is a party, have been duly authorized by all necessary corporate action on the part of such State Auto Obligor.

                  4. Each State Auto Agreement has been duly executed and delivered by each State Auto Obligor party thereto.

                  5. Under Ohio conflict of laws principles, the stated choice of Illinois law to govern the State Auto Agreements will be honored by the courts of the State of Ohio and the State Auto Agreements will be construed in accordance with, and will be treated as being governed by, the law of the State of Illinois. However, if the State Auto Agreements were stated to be governed by and construed in accordance with the law of the State of Ohio, or if an Ohio court were to apply the law of the State of Ohio to the State Auto Agreements, each State Auto Agreement would constitute the legal, valid and binding obligation of each State Auto Obligor party thereto, enforceable against such State Auto Obligor in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or other similar laws relating to or affecting the rights of creditors generally and except as the enforceability of the State Auto Agreements is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing.

                  6. No authorization, approval or consent of, and no filing or registration with, any governmental or regulatory authority or agency of the United States of America or the State of Ohio (other than any authorizations, approvals, consents, filings and registrations heretofore duly made or obtained and in full force and effect) is required on the part of either State Auto Obligor for the execution, delivery or performance by such State Auto Obligor of, or for the incurrence by such State Auto Obligor of any liabilities under, the State Auto Agreements to which such State Auto Obligor is a party.

                  7. The execution, delivery and performance by each State Auto Obligor of, and the consummation by such State Auto Obligor of the transactions contemplated by, the State Auto Agreements to which such State Auto Obligor is a party do not and will not (a) violate any provision of the Articles of Incorporation or Code of Regulations of such State Auto Obligor, (b) violate any applicable law, rule or regulation of the United States of America or the State of Ohio, (c) violate any order, writ, injunction or decree of any court or governmental authority or agency or any arbitral award applicable to such State Auto Obligor of which I have knowledge (after due inquiry) or (d) result in a breach of, constitute a default under, require any consent under, or result in the acceleration or required prepayment of any indebtedness pursuant to the terms of, any agreement or instrument of which I have knowledge (after due inquiry) to which such State Auto Obligor or any of its Subsidiaries is a party or by which any of them is bound or to which any of them is subject, or result in the creation or imposition of any Lien upon any Property of such State Auto Obligor or any of its Subsidiaries pursuant to the terms of any such agreement or instrument.

                  8. I have no knowledge (after due inquiry) of any legal or arbitral proceedings, or any proceedings by or before any governmental or regulatory authority or agency, now pending or threatened against or affecting either State Auto Obligor or any of their respective Properties that, if adversely determined, could have a Material Adverse Effect.

                  9. State Auto Financial has duly authorized and reserved for issuance 2,500,000 shares of Class A Preferred Stock.

                  The foregoing opinions are subject to the following comments and qualifications:

                  (A) The enforceability of Section 5.3 of the Put Agreement and
         Section 7.6 of the Standby Purchase Agreement may be limited by (i) laws rendering unenforceable indemnification contrary to Federal or state securities laws and the public policy underlying such laws and (ii) laws limiting the enforceability of provisions exculpating or exempting a party from, or requiring indemnification of a party for, its own action or inaction, to the extent such action or inaction involves gross negligence, recklessness or willful or unlawful conduct.

                  (B) The enforceability of provisions in the State Auto Agreements to the effect that terms may not be waived or modified except in writing may be limited under certain circumstances.

                  (C) I express no opinion as to the first sentence of Section
         5.08 of the Put Agreement or the second sentence of Section 8.7 of the Standby Purchase Agreement, insofar as either such sentence relates to the subject matter jurisdiction of the United States District Court for the Northern District of Illinois sitting in Chicago, Illinois to adjudicate any controversy related to the applicable State Auto Agreement.

                  The foregoing opinions are limited to matters involving the Federal laws of the United States of America and the law of the State of Ohio, and I do not express any opinion as to the laws of any other jurisdiction. The opinions contained in this letter are rendered only as of the date hereof and I undertake no obligation to update this letter or the opinions contained herein after the date hereof. The opinions contained in this letter only constitute my professional judgment as to the consequences of and the applicability of certain laws to the documents and agreements referred to and the parties thereto and should not be considered to be a guarantee of any particular result.

                  At the request of my clients, this opinion letter is provided to you by me in my capacity as counsel to the State Auto Obligors, and this opinion letter may not be relied upon by any Person for any purpose other than in connection with the transactions contemplated by the Basic Documents without, in each instance, my prior written consent.

                                        Very truly yours,

                                        /s/ John R. Lowther